SCHEDULE 14A
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SCHEDULE 14A INFORMATION
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Central European Media Enterprises Ltd.
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on ●, 2012 at 10 a.m. for the following purposes:

1.	to elect thirteen directors to serve until the next Annual General Meeting of Shareholders;

2.
to amend the Company’s Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $9.6 million to $17.4 million by increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 200,000,000 shares;

3.	to approve the issuance and sale of shares of Class A Common Stock to Time Warner Media Holdings B.V. and RSL Capital LLC;

4.	to approve an employee stock option exchange program;

5.	to adopt amendments to the Company’s Amended and Restated Stock Incentive Plan; and

6.
to appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2012 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2011 pursuant to the provisions of the Companies Act of 1981 of Bermuda.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on February 27, 2012 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn
Secretary

●, 2012

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

_____________________________

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ●, 2012
_____________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at our Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on ●, 2012, at 10 a.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Our registered office is located at Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.  A subsidiary of the Company maintains offices at Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about ●, 2012.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on February 27, 2012 shall be entitled to one vote for each share then held. Shareholders of record of our Class B Common Stock, par value $.08 per share, at the close of business on February 27, 2012  shall be entitled to ten votes for each share then held. The shares of Class A Common Stock and Class B Common Stock shall be voted on all matters presented as a single class. At the close of business on February 27, 2012 there were issued and outstanding 56,892,114 shares of Class A Common Stock and 7,500,936 shares of Class B Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the 2012 Annual General Meeting to serve until our next annual general meeting of shareholders. The 13 nominees are listed below together with brief biographies.  All nominees are incumbents. The Board of Directors has determined that seven of the current directors qualify as independent under the NASDAQ Marketplace Rules: Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu and Duco Sickinghe. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

Ronald S. Lauder, 68, one of our founders, has served as our non-executive Chairman of the Board since our incorporation in 1994.  Mr. Lauder is a principal shareholder of The Estée Lauder Companies, Inc. (“Estée Lauder”) and has served as Chairman of Estée Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estée Lauder, since returning to the private sector from government service in 1987. Mr. Lauder was a Director of  Estée Lauder from 1988 until 2009. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria.  From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs.  He is Chairman of the Jewish National Fund, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School of the University of Pennsylvania.  In June 2007, Mr. Lauder was elected President of the World Jewish Congress. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania. Mr. Lauder’s son-in-law, Eric Zinterhofer, also serves as a Director. Mr. Lauder’s qualifications to sit on our Board include his many years of international business experience and knowledge of European affairs, as well as being the Company’s founder and Chairman since its inception in 1994, providing the Board with key institutional knowledge.

Herbert A. Granath, 83, has served as a Director since 2002 and non-executive Vice Chairman of the Board since June 2006.  Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Telenet Group Holding N.V., the largest cable operator in Belgium.  He is Co-Chairman of Crown Media Holdings, which owns and operates the Hallmark Channel. Mr. Granath served as Chairman and Chief Executive Officer of Media and Entertainment Holdings, Inc., a special purpose vehicle for the acquisition of media, entertainment and communications businesses, from 2005 until 2009. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC’s expanding television business, including its successes in the cable and international programming arenas.  He served as Chairman of the Board of ESPN for 16 years and Senior Vice President of ABC, Inc. from 1998 until 2001.  He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of the Telefunf, RTL2 and TM3 networks in Germany, as well as SBS Broadcasting S.A. and TVA, the Brazilian pay-TV company.  Among the awards Mr. Granath has received are two Tony awards (along with six Tony nominations), an International Emmy (Lifetime Achievement in International TV), and a U.S. Emmy (Lifetime Achievement in Sports Television).  He has also been honored by the National Association of Broadcasters as a Broadcast Pioneer and received a European Lifetime Achievement Award from the Rose d’Or Festival in Lucerne, Switzerland. Mr. Granath brings to our Board extensive experience in television broadcasting both in America and Europe, which allows him to provide valuable advice and insights to the Board and Board committees.

Paul T. Cappuccio, 50, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner's legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C., office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.

Michael Del Nin, 41, has served as a Director since October 2009. Mr. Del Nin is the Senior Vice President of International and Corporate Strategy at Time Warner Inc., in which capacity he helps drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. Previously, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker in the Media and Entertainment Group at Salomon Smith Barney in New York. Mr. Del Nin also serves as a Director of Content Guard. Mr. Del Nin holds degrees from the University of New South Wales in Sydney, Australia and Bocconi University in Milan, Italy. Mr. Del Nin brings to our Board his expertise in strategic and business development in the media industry.

Charles R. Frank, Jr., 75, served as a Director from 2001 until July 2009 and from March 2010 to the present.  From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a non-executive member of the Board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the Investment Committee of the Darby Converging Europe Mezzanine Fund, and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV.  From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital (a financial services company) and a Vice President of GE Capital Services.  Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987.  Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University.  Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 32 years’ experience in the financial services industry, including 13 years relating to Central and Eastern Europe, as well as notable senior management experience.

Alfred W. Langer, 61, has served as a Director since 2000.  Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters.  From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company.  From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company.  From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company.  From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers.  From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company.  Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.

Fred Langhammer, 68, has served as a Director since December 2009. Mr. Langhammer is Chairman, Global Affairs of Estée Lauder. He joined Estée Lauder in 1975 and held a variety of executive roles, including Chief Executive Officer from 1999 to 2004 and President and Chief Operating Officer from 1995 to 1999. Mr. Langhammer serves on the Board of the Walt Disney Company. Mr. Langhammer served on the Board of AIG from 2006 to 2008 and on the Board of Shinsei Bank from 2005 to 2008. Mr. Langhammer is also a senior fellow of the Foreign Policy Association. In June 2004, Mr. Langhammer received the Officer's Cross of the Order of Merit of the Federal Republic of Germany. In 2001, Mr. Langhammer received the Marco Polo Award from the China Foundation for International Exchanges in Beijing. Mr. Langhammer also received the Foreign Policy Association's Global Social Responsibility Award on behalf of Estée Lauder and was honored by the International Center in New York. Mr. Langhammer brings to the Board extensive executive management experience, as well as unique insights resulting from his service on the board of a large public media company.

Bruce Maggin, 69, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries.  Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms.  Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating as Head of the Multimedia Group, one of the company’s five operating divisions. He also represented Capital Cities/ABC on the Board  of Directors of several companies, including ESPN, Lifetime Cable Television and In-Store Advertising, among others. Mr. Maggin has been a Director of PVH Corp. since 1987 and Chairman of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director of several companies and chairman of the audit and compensation committees of several publicly-traded companies.

Parm Sandhu, 43, has served as a Director since September 2009. In 2010, Mr. Sandhu founded Tamita Consulting (UK) LLP, which provides advisory services to financial investors in the technology, media and communications sector. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to January 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds a first class MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Adrian Sarbu, 57, was appointed as a Director in December 2009 and as President and CEO in July 2009. Prior to that, he served as President and Chief Operating Officer (“COO”) from January 2009 and as COO from October 2007.  From February 2006 until October 2007, Mr. Sarbu was Regional Director of our operations in Central and Eastern Europe. Mr. Sarbu was General Director and President of the Board of Pro TV S.A. in Romania from 1995, when this channel, the first of our Romanian operations, was launched, until 2009.  Mr. Sarbu was also a shareholder in Pro TV S.A. from its launch until May 2010, when the Company acquired his remaining ownership interests.  In 1990, Mr. Sarbu founded the Media Pro Group, from which the Company acquired the Media Pro Entertainment business in December 2009.  Five companies in which Mr. Sarbu directly or indirectly held a controlling interest are or have been in involuntary bankruptcy proceedings initiated in 2001 (Video Vision International S.R.L.), 2002 (Alfa Serv S.R.L.), 2004 (Media Com 95 S.R.L.), 2005 (Agentia de Drepturi Sportive) and 2010 (Compania de Constructii Bucuresti S.A.).  The proceedings with respect to Alfa Serv were completed in 2009; the proceedings with respect to Video Vision International, Media Com 95 and Agentia de Drepturi Sportive were each completed in 2008. In 1997, Mr. Sarbu established a charitable foundation named Fundatia Pro that is focused on education. Its projects include the launching and management of The Media University in 1999, which offers students the opportunity to study journalism and other media-related disciplines. Involuntary bankruptcy proceedings were initiated against Fundatia Pro in 2011. Mr. Sarbu was a film director until 1989.  He received his university degree from the Academy of Cinema and Theatre, currently named The National University of Theatrical and Cinematography Arts “Ion Luca Caragiale”. Mr. Sarbu brings a wealth of knowledge and experience to the Board, including twenty years in the media industry in Central and Eastern Europe and more than 15 years with the Company. As President and CEO of the Company, Mr. Sarbu provides the Board with information and insight based on his direct involvement in and management of the Company’s operations.

Duco Sickinghe, 54, has served as a Director since October 2008. He is the Chief Executive Officer and Managing Director of Telenet Group Holding N.V. (“Telenet”), the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 22 years, and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinghe joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of Zenitel N.V. (Belgium). Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University. Mr. Sickinghe’s qualifications for our Board include his experience as a principal executive officer of a number of technology companies and his knowledge of the complex financial and operational issues facing technology and media companies.

Kelli Turner, 41, has served as a director since May 2011. She is Chief Operating Officer, Chief Financial Officer and Executive Vice President of RSL Management Corporation and President of RSL Investments Corporation, entities that are controlled by Ronald Lauder.  Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”) from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a CPA with significant experience in the media industry, Ms. Turner joined MSLO from Time Warner Inc. in 2009, where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a registered CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from The University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.

Eric Zinterhofer, 40, has served as a Director since 2004.  In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010.  Mr. Zinterhofer is the non-executive chairman of Charter Communications, Inc., where he also serves on the Compensation Committee, and is a director of Dish TV India Ltd.  In the past five years, Mr. Zinterhofer has served as a director of iPCS, Inc. (2005 to 2009), Unity Media SCA (2005 to 2010) and Affinion Group, Inc. (2005 to 2010).  From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer graduated cum laude from the University of Pennsylvania with B.A. degrees in Honors Economics and European History and received an M.B.A. from the Harvard Business School. Mr. Zinterhofer’s father-in-law, Ronald Lauder, is the Company’s non-executive Chairman. Mr. Zinterhofer brings to the Board significant experience making and managing private equity investments and has over 14 years’ experience financing, analyzing and investing in public and private companies, including companies in the media sector.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Paul T. Cappuccio and Michael Del Nin, who were nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement among the Company, Ronald Lauder, certain parties related to Ronald Lauder and Time Warner Media Holdings B.V.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the election of the 13 named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE 13 NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) does not have, or in the past three years has not had, certain direct or indirect material relationships with us, our external auditors or other persons doing business with us. The Board has affirmatively determined that seven of our 13 directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu and Duco Sickinghe.

In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.

Independent Director Meetings

Our independent directors meet in regularly scheduled executive sessions. The non-executive Vice Chairman presides over the meetings of the independent directors. During 2011, the independent directors held four such meetings.

Codes of Conduct

In 2011, the Board of Directors adopted new codes of conduct applicable to employees and directors. These new policies reinforce the importance of intergrity and ethical conduct in our business, reflect the more robust policy framework that now exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees, including any employee directors, and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security,  confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).

The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.

Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder upon request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2013 Annual General Meeting, this deadline is ●, 2012.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2013 Annual General Meeting, this deadline is ●, 2012. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of thirteen members. During the year ended December 31, 2011, the Board of Directors met, or acted by unanimous consent, on eleven occasions.  Except as set forth below, all members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served. Eric Zinterhofer attended 64% of such meetings.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholder attendance has been extremely limited, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. Last year’s annual general meeting was attended by three non-employee directors.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Langer (Chairman), Sandhu and Sickinghe.  The current members of the Audit Committee satisfy the independence and expertise requirements set forth in the NASDAQ Marketplace Rules.  In addition, the Board has determined that Messrs. Langer and Sandhu each qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. During the fiscal year ended December 31, 2011, the Audit Committee met on eight occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended March 27, 2003, April 6, 2004, February 2, 2006, February 14, 2007 and December 12, 2011.  The Audit Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Granath (Chairman), Langer, Langhammer and Maggin. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. During the fiscal year ended December 31, 2011, the Corporate Governance/Nominating Committee met, or acted by unanimous consent, on five occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006 and February 4, 2008. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Related Party Transactions Committee. The Related Party Transactions Committee is composed of Messrs. Frank,  Granath (Chairman), Langer and Sickinghe.  The members of the Related Party Transactions Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Related Party Transactions Committee, which operates pursuant to a written procedure, is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules.

Compensation Committee.  The Compensation Committee is composed of Messrs. Granath, Langhammer and Maggin (Chairman).  The members of the Compensation Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.   During the fiscal year ended December 31, 2011, the Compensation Committee met, or acted by unanimous consent, on seven occasions.

Our executive compensation policies are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining (in consultation with the other independent directors) the compensation of the principal executive officer; (ii) in consultation with the principal executive officer, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officer; (iii) reviewing annually the performance of the principal executive officer; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004 and February 14, 2007. The charter is available on our website at www.cme.net.  It is also available in print to any shareholder on request.

Treasury/Finance Committee. The Treasury/Finance Committee is composed of Messrs. Del Nin (Chairman), Frank and Zinterhofer and Ms. Turner. The Treasury/Finance Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2011, the Treasury/Finance Committee met, or acted by unanimous consent, on nine occasions.

The Treasury/Finance Committee acts pursuant to a written charter adopted by the Board of Directors on June 15, 2010. The charter is available on our website at www.cme.net.  It is also available in print to any shareholder on request.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception, we have been served by both a non-executive Chairman and a Chief Executive Officer, and, since 2006, a non-executive Vice Chairman. Each of the Chairman and the Vice Chairman are appointed on an annual basis by at least a majority vote of the remaining directors. As a general practice, our CEOs also serve as directors and Adrian Sarbu, our President and CEO, has been a director since December 8, 2009. The role of the Chairman, or in his absence, the Vice Chairman, is to preside over meetings of the Board. Both the Chairman and Vice Chairman also provide advice to management. In addition, as the current Chairman is not deemed to be independent under the NASDAQ Marketplace Rules, the Vice Chairman presides over meetings of the independent directors. We believe that this is the most appropriate Board structure for the Company because it reflects the relative strengths and contributions of our non-executive Chairman, Mr. Lauder, who leads the Board in providing broad oversight of the development of our business strategy and the direction of the Company and Mr. Sarbu, our President and CEO, who utilizes his extensive operational and executive experience to direct the Company’s day-to-day operations and performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our President and CEO and our Chief Financial Officer consult regularly with directors regarding strategic and operational risks. Each quarter the Board receives a presentation regarding strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Related Party Transactions Committee, Compensation Committee and Treasury/Finance Committee are each tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS

Set forth below is certain information describing our executive officers, including Named Executive Officers (as defined in the Compensation Discussion and Analysis section). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the Chief Executive Officer. Biographical information for Adrian Sarbu, our President and CEO, may be found under “Proposal 1 – Election of Directors” above.

Executive Officers

Andrei Boncea, 40, served as Senior Vice President of the Company’s content division, Media Pro Entertainment, from its acquisition in December 2009 until January  20, 2012. From January 20, 2012, Mr. Boncea serves as the Company’s Head of Content. From 1999 until October 2011, Mr. Boncea also served as Chief Executive Officer of Media Pro Pictures S.A., a film and television production company that we acquired in December 2009.  Mr. Boncea joined the Media Pro group of companies in 1993, initially as a reporter for MediaFax S.A., a Romanian news agency, and subsequently as news director at Channel 31 (now Pro TV S.A., the operating company for our channels in Romania). Mr. Boncea served as Head of Production at Pro TV S.A. from 1995 to 1997 and Head of Programs and Production from 1997 to 1999. Mr. Boncea began his career as a reporter for the newspaper Realitatea Romaneasca in 1992. As a result of his new position, Mr. Boncea is no longer deemed an executive officer of the Company.

Anthony Chhoy, 34, has served as Executive Vice President - Strategic Planning and Operations of the Company since December 2010 and is responsible for the Company’s strategic planning and for managing the Company’s operating divisions. From July 2009, Mr. Chhoy served as Senior Vice President - Strategic Planning and Operations and was responsible, with the senior vice presidents of each division of the Company, for ensuring an efficient and effective transition of the Company from a broadcaster to an integrated media company. He joined the Company in 2005 as an M&A Project Manager and  served as Head of Financial Planning and Analysis from August 2006 until December 2007 and as Head of Planning and Business Development from January 2008 until June 2009. Prior to joining the Company, Mr. Chhoy worked for Ernst & Young in London, managing a number of complex and large advisory projects. He obtained his qualification as a Chartered Accountant while at Arthur Andersen in Adelaide, Australia from 1999 to 2002.

Oliver Meister, 39, has served as the Company’s Vice President - Head of Corporate Affairs since June 2009.  He has responsibility for overseeing and coordinating decision-making at an operational level throughout the Company’s operations and specific responsibilities for human resources and administration. He is also responsible for managing our operating company-level legal teams regarding non-corporate issues.  Mr. Meister joined the Company as Counsel in 2000 and served as Head of Business Affairs from 2008 to 2009. He also serves on the board of directors of a number of our subsidiaries and plays a key role in strategic decisions at the operating company level.  Prior to joining the Company, Mr. Meister trained and later worked as a solicitor at Clifford Chance and Taylor Wessing in London, Budapest and Bucharest. He graduated with a degree in Law with a concentration in European Law from Leeds and Leiden Universities and qualified as a solicitor of England and Wales in 1998. Mr. Meister resigned as of April 30, 2012.

Daniel Penn, 46, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

David Sach, 51, has served as Executive Vice President and Chief Financial Officer since March 2010. Prior to joining the Company, Mr. Sach served as Chief Financial Officer for Clearwire Corporation, a NASDAQ listed company, from February to September 2009. From 2005 to 2008, Mr. Sach was Chief Financial Officer for Millicom International Cellular SA. With an extensive international financial background, Mr. Sach held several senior finance roles at Equant N.V., EMI Group PLC and Thomson Professional Publishing from 1993 to 2005. Mr. Sach began his career with PricewaterhouseCoopers in New York. He holds a B.S. in Accounting from State University of New York at Albany, and is a Certified Public Accountant.

Ciprian Stancu, 34, has served as the Company’s Head of Sales since September 2011. Mr. Stancu joined Pro TV S.A. as a sales executive  in January 2001.  From January 2002 until March 2006, he served as a sales manager for the Company’s Acasa channel, following which he was the Head of TV Sales for the Company’s Romanian operations. From January 2009 to April 2010, Mr. Stancu also served as a sales consultant for the Company’s operations in Ukraine, and from September 2010 to September 2011 as a sales consultant for the Company’s Media Pro Entertainment and New Media divisions.

David Sturgeon, 42, has served as the Company’s Deputy Chief Financial Officer since July 2009.  He has responsibility for directing the Company’s central financial reporting, tax and accounting activities as well as management and oversight over the Company’s country finance operations. Mr. Sturgeon also serves as Chief Financial Officer of the Company’s broadcast division, and sits on the board of directors of our main operating subsidiaries.   Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., where he served as Head of Corporate Accounting from 2002.  From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions.  Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

Mark Wyllie, 48, joined the Company as Finance Director in September 2000. In 2001 he became a Vice President of the Company and has served as Vice President - Corporate Finance since 2005. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. In 1998, Mr. Wyllie was Finance Director at United Biscuits for Asia and Central and Eastern Europe in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 he served as a Consultant with Metapraxis Ltd., a small, financially-oriented software consultancy. Mr. Wyllie received his B.A. honors degree in Engineering Science, Economics and Management from Oxford University.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives.  This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•
Reward executives for creating shareholder value.  This means that our long-term incentive programs are equity-based and that these equity-based programs represent a significant percentage of the total compensation opportunity for our executives.

•
Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking.  The mix between short-term and long-term is also designed to reflect the roles and responsibilities of the individual.  This means that senior executives have a higher percentage of their total potential compensation tied to variable (versus fixed) pay.

•
Create a strong culture that rewards results.  This means that incentive plans reward the achievement of specific financial and operating performance goals of the Company and individual performance through the use of specific personal goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance.  This means that while the Compensation Committee considers competitive practice in its decision-making, it places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program consists of the following components:

Base Salary

Salary levels for each of our Named Executive Officers are set in their employment agreements.  The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate except in the case of the President and CEO, who is entitled to an increase in his base salary based on the trading price of our shares (as described in the text following the Summary Compensation Table below).  Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; and the general financial performance of the Company.

Following the financial crisis that began at the end of 2008, the markets in which the Company operates fell into recession and their television advertising markets contracted significantly in response to sharply reduced consumer demand. While the economies in which the Company operates returned to modest growth overall in 2011 (measured in terms of real GDP), the television advertising markets in these economies continued to decline year-on-year during the first half of 2011 as advertisers maintained reduced rates of spending in light of continued depressed consumer demand. The Company’s television advertising markets ended flat in the aggregate in 2011 compared to 2010. In light of the prolonged period during which this challenging operating environment has continued, the Compensation Committee has not approved any base salary increases for any Named Executive Officer during 2009, 2010 or 2011 while they were serving in that capacity (other than for the President and CEO in July 2009 and the EVP – Strategic Planning and Operations in December 2010 in connection with their  appointments to those roles). We consider the base salary levels for each of our Named Executive Officers to be consistent with the considerations described above.

For our Named Executive Officers, base salaries for 2011 accounted for 45% of their total direct compensation. (Total direct compensation consists of base salary, bonus, non-equity incentive plan awards and annual option grant value.)  In 2011, our Named Executive Officers earned 42% of their total direct compensation from non-equity incentive plan awards or discretionary bonuses.

Annual Incentive Plans

In 2011, approximately 584 employees across the entire Company were eligible to earn annual incentives through various incentive plans.  Award opportunities vary by position and level in the organization. Targets for non-equity incentive opportunities for the Named Executive Officers generally range from 75% to 100% of base salary. The basis for non-equity incentive plan awards for the President and CEO and the other Named Executive Officers vary but are earned principally for the achievement of financial or operating performance goals.

Named Executive Officers are eligible to earn annual incentives pursuant to the management compensation policy adopted by the Compensation Committee in 2011 (the “Management Compensation Policy”).  Under the prior management compensation policy (the “2008 Senior Management Compensation Policy”), Named Executive Officers (other than the President and CEO) were generally eligible to earn non-equity incentive plan awards for the achievement of an annual OIBDA1 target.  In adopting the Management Compensation Policy, the Compensation Committee concluded that quantitative targets should be based on a mix of financial and operating performance goals designed to support the achievement of key objectives of the Company in the current challenging economic environment.

The Management Compensation Policy provides that annual non-equity incentive plan award targets for the higher levels of management will consist of quantitative targets based on a mix of financial or operating performance goals and qualitative targets based on individual objectives.  Specific quantitative targets are intended to correlate more closely with the role or responsibilities of the relevant member of management. Quantitative targets for the President and CEO are set by the Compensation Committee and for the remaining Named Executive Officers quantitative and qualitative targets are set by the President and CEO and recommended to the Compensation Committee. The split between the quantitative and qualitative elements also varies based on role and level of seniority.  For Named Executive Officers (other than the President and CEO), 70% of non-equity incentive plan awards may be earned for the achievement of quantitative targets and 30% may be earned for the achievement of qualitative targets. This approach is intended to hold Named Executive Officers accountable for both overall business and individual performance.

Long-Term Equity Incentive Program

Each year the Compensation Committee reviews and has approved annual option grants to a group of senior employees.   Annual grant levels are determined based on the individual’s position in the organization and include a number of other factors, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements. Long-term incentives, assuming stable or improving general economic conditions, are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, stock options or other equity incentives are an integral part of the Company’s compensation programs.

1
OIBDA, which includes program rights amortization costs, is determined as operating income/(loss) before depreciation, amortization of intangible assets and impairment of assets. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 accompanying this proxy statement.

2011 CEO and Senior Management Non-equity Incentive Plan Targets and Awards

CEO Non-equity Incentive Plan Award Targets.   Non-equity incentive plan award targets and criteria for 2011 for the President and CEO were established by the Compensation Committee.   At the time the President and CEO was appointed in 2009,  the Compensation Committee set a multi-year non-equity incentive plan award target based on an OIBDA target that excluded our Bulgaria operations and our former Ukraine operations, which we disposed of in April 2010. The Compensation Committee believed this was appropriate in light of the severe impact the global economic recession was having on the economies of Central and Eastern Europe and the challenge of projecting the profitability of cash flow negative operations in Bulgaria and Ukraine within liquidity constraints faced by the Company. Under Mr. Sarbu’s employment agreement, the target amounts may be adjusted by the Compensation Committee in the event that the Company acquires additional operations that are considered core operations, the fundamental assumptions underlying the target amounts materially change (including assumptions in respect of exchange rates and general economic or advertising market growth rates) or the Company changes its functional currency.  In view of the disposal of the Company’s Ukrainian operations and the acquisition of the bTV group in Bulgaria in 2010 as well as the prolonged period during which the challenging operating environment in our markets has continued, the Compensation Committee concluded during the first quarter of 2011 that it was appropriate to set annual non-equity incentive plan award targets for the President and CEO to reflect key objectives for the Company’s business in 2011 – maintaining the Company’s leading market positions, controlling costs and promoting OIBDA growth and positive free cash flow.  The President and CEO was entitled to earn a non-equity incentive plan award for 2011 of up to $750,000 based on the achievement of financial and operating performance targets.  The targets consisted of Consolidated Budgeted OIBDA2, Direct Free Cash Flow2 as well as a target prime time audience share and advertising market share for each of the Company’s six Broadcasting operations.   Maximum amounts that could be earned were assigned to the specific financial and operating performance targets.

CEO Special Performance Awards. At the time Mr. Sarbu was appointed President and CEO in July 2009, the Compensation Committee also identified certain areas of the business for which it wished to incentivize Mr. Sarbu to achieve specific goals in order to address specific operating areas of the business.  The Compensation Committee established opportunities for the President and CEO to earn non-equity incentive plan awards for: (i) the completion of a transaction relating to the sale of our Ukraine operations, for which Mr. Sarbu was entitled to an award of $500,000; (ii) the refinancing of the senior debt of the Company due in 2012, 2013 and 2014, for which Mr. Sarbu is entitled to an award based on the amount of such debt refinanced, with the maximum amount of such award not to exceed $1,000,000 in the aggregate; (iii) the achievement of an aggregate OIBDA-target for the Company’s new media operations for the period from 2011 through 2013, for which Mr. Sarbu is entitled to an award equal to 5% of the amount by which the reported OIBDA of the new media division over such period exceeds $30 million, with the maximum amount of such award not to exceed $500,000; and (iv) the development of a succession planning tool endorsed by the Board of Directors, for which Mr. Sarbu is entitled to an award of $500,000.

Senior Management Non-equity Incentive Plan Award Targets.  Each Named Executive Officer has a target award amount for non-equity incentive plan compensation that is based on a percentage of base salary.  The target for each of the Chief Financial Officer, the EVP – Strategic Planning and Operations and the General Counsel is based on 100% of base salary and for the SVP – Content Division is based on 75% of base salary.

For purposes of determining the amount of non-equity incentive plan compensation that can be earned, each Named Executive Officer has a series of quantitative financial or operating performance targets (with a weighting of 70%) and qualitative individual performance targets (with a weighting of 30%).  Weightings are also assigned to targets within each such category and may vary by Named Executive Officer based on the number of performance targets and the relative importance assigned to each.

2
“Consolidated Budgeted OIBDA” is equal to actual consolidated OIBDA for the Company, translated at exchange rates used in the Company’s 2011 budget and excluding stock-based compensation and other one-time items.  “Direct Free Cash Flow” is free cash flow translated at exchange rates used in the Company’s 2011 budget. Free cash flow includes cash flows from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment.   The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.

For 2011, the quantitative financial performance targets of the Chief Financial Officer consisted of Consolidated Budgeted OIBDA, Direct Free Cash Flow and Total Group Costs3 and qualitative individual performance targets included delivering high quality and timely information to support the Company’s operations,  improving the Company’s debt maturity profile, maintaining effective risk management and effective internal controls, and improving financial reporting systems and the capacity of the finance department. The Chief Financial Officer was entitled to earn a non-equity incentive plan award for 2011 of up to approximately $642,359 based on the achievement of these targets.

The quantitative financial and operating performance targets of the EVP – Strategic Planning and Operations were Consolidated Budgeted OIBDA, Direct Free Cash Flow, total revenues for the Broadcast operations together with advertising market shares for each of those operations, and  total costs for the Broadcasting operations together with average prime time audience shares for each of those operations and qualitative individual performance targets included implementing certain internal and external business development projects and maintaining and improving communication to ensure effective divisional performance and cross-divisional collaboration.  The EVP – Strategic Planning and Operations was entitled to earn a non-equity incentive plan award for 2011 of up to approximately $570,187 based on the achievement of these targets.

The quantitative financial and operating performance targets of the SVP – Content consisted of third party revenues, consolidated OIBDA and operating cash flow for the Media Pro Entertainment (“MPE”) division as well as average prime time audience shares delivered by MPE productions and qualitative individual performance goals included developing new fiction and reality and entertainment formats, overseeing the successful integration of any newly acquired businesses and improving communication and cooperation to ensure effective divisional performance.  The SVP – Content was entitled to earn a non-equity incentive plan award for 2011 of up to approximately $521,838 based on the achievement of these targets.

The qualitative financial performance targets of the General Counsel consisted of Consolidated Budgeted OIBDA and Direct Free Cash Flow and qualitative individual performance targets included ensuring effective legal services are delivered in support of the Company’s operations and strategies, strengthening the capacity of the corporate legal department and ensuring the Company effectively fulfills its regulatory and compliance goals.  The General Counsel was entitled to earn a non-equity incentive plan award for 2011 of up to approximately $481,054 based on the achievement of these targets.

The financial and operating targets identified are consistent with key measures the Company uses to evaluate its performance on either a Company-wide or divisional basis and, where appropriate, have been tailored to the Named Executive Officer’s role.  The individual performance targets have been tailored to the Name Executive Officer’s role and were designed to support the achievement of the Company’s strategic objectives.

Determining Awards.   The achievement of financial and operating performance targets are measured against the results delivered by the Company in respect of such targets for 2011, translated where appropriate at exchange rates used in the Company’s 2011 budget.  Budgeted exchange rates are applied in order to exclude the impact of foreign exchange movements on performance.  The achievement of individual performance targets are based on self-assessments by the Named Executive Officer that are reviewed by the President and CEO before he makes a recommendation to the Compensation Committee.

While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. This is particularly relevant following the onset of the financial crisis in the economies of Central and Eastern Europe in late 2008.  The prolonged period over which advertising spending contracted continued through 2010 and into 2011. Advertising spending ended flat in 2011 as compared to 2010 as levels of advertising spending remained low in response to reduced consumer demand. The effect of that operating environment together with the impact of unforeseen macroeconomic events, such as the Eurozone sovereign debt crisis, have made forecasting and budgeting much more challenging. Accordingly, the Compensation Committee takes factors such as these into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. In addition, the Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives in addition to the annual incentive plans.

3	“Total Group Costs” are costs charged in determining consolidated OIBDA.

2011 CEO and Senior Management Awards

For 2011, the Company delivered a very strong financial and operating performance despite the difficult economic environment in the markets of Central and Eastern Europe during the year, where the impact of the global financial and economic crisis has continued and has been exacerbated by the Eurozone sovereign debt crisis.  The following achievements were particularly noteworthy:

o	Revenues increased by 17.3% to $864.8 million;

o	OIBDA increased by 55.6% to $167.0 million as the Company succeeded in keeping its costs broadly the same in 2011 compared to 2010 on a constant currency basis;

o	The Company reported free cash flow of $(3.5) million compared to $(95.5) million reported for 2010;

o	The Company successfully rescheduled $261 million of its indebtedness and improved its maturity profile;

o	The Company’s Broadcast division maintained or strengthened its leading positions in terms of audience and advertising share while rigorously managing of costs;

o	The Company’s Media Pro Entertainment division increased its third party revenues to 40% of total MPE revenues from 25% in 2010.

The Company substantially accomplished all of its strategic goals in 2011.  Flat  television advertising spending had an impact on the Company’s ability to generate significant additional revenues from its Broadcasting operations; nevertheless, the Company succeeded in achieving higher revenues and a significant improvement in OIBDA in 2011 compared to 2010, maintaining or improving the leading positions of its Broadcast operations and expanding the MPE business, while continuing to control costs. Free cash flow, which improved significantly compared to 2010, was affected in part by the higher cash interest costs resulting from the improvement in the Company’s debt maturity profile through the successful refinancing of a portion of the Company’s senior convertible notes.

CEO Non-equity Incentive Plan Awards.  The Consolidated Budgeted OIBDA target for the President and CEO was $156 million and the target for Direct Free Cash Flow was greater than zero.  The operating performance targets were based on achieving audience share or advertising market share targets for each of the Company’s six Broadcast operations.  The Compensation Committee determined that the President and CEO earned a non-equity incentive plan award of $720,000 for 2011 because the OIBDA target was exceeded, the operating performance targets were substantially met and the Direct Free Cash Flow, while lower than target, represented a dramatic improvement over 2010 in challenging economic conditions.  The Compensation Committee also determined to award the President and CEO a discretionary bonus of $320,000 in recognition of his effective leadership in delivering on the Company’s key strategic objectives, delivering financial performance substantially in line with or better than budget and providing strategic direction regarding the development of the Media Pro Entertainment division, including the acquisition of Bontonfilm a.s., a film, home entertainment, digital rights and entertainment company in the Czech Republic and Slovak Republic, and the launch of the Voyo platform for the New Media division, which are important elements of the Company’s one content-multiple distribution strategy.

The President and CEO also earned a Special Performance Award of $500,000 for development and implementation of a succession planning tool to identify and develop key management in the Company, as well as a Special Performance Award of $261,034 in connection with the refinancing a portion of the Company’s outstanding indebtedness.

Senior Management Non-equity Incentive Plan Awards.  The Consolidated Budgeted OIBDA target for the Named Executive Officers (other than the SVP-Content) was $156 million and  the Direct Free Cash Flow was greater than zero. In addition, the Total Group Costs target for the CFO was  $676.7 million; the Broadcast operations revenue target for  the EVP Strategic Planning & Operations was $752.1 million and the Broadcast operations costs target was $551.9 million.  For the SVP – Content, the MPE OIBDA target was $0.8 million, the MPE operating free cash flow target was $(3.7) million and the third party revenue target was $64.7 million.  The operating performance targets were based either on achieving average prime time  audience share or advertising market share targets across the Company’s six Broadcast operations or target audience share for certain MPE productions used by the Broadcast operations, as set forth in the Company’s 2011 budget.

The CFO earned a non-equity incentive plan award of $603,800, which represents 94%  of his target award opportunity. In determining this award, the Compensation Committee concluded that the quantitative financial performance targets (weighted 70%) had been substantially achieved because the Consolidated Budgeted OIBDA and Total Group Costs targets were exceeded and actual Direct Free Cash Flow, while slightly lower than target, represented a dramatic improvement over 2010 in challenging economic conditions, and that the qualitative individual performance targets (weighted 30%) had been achieved in view of his performance, which included a series of refinancings that extended the Company’s debt maturities, the initial implementation of a new financial reporting software tool, the reorganization of the internal audit function and the strengthening of his department to improve the quality of internal reporting.

The EVP - Strategic Planning and Operations earned a non-equity incentive plan award of $558,800, which represents 98% of his target award opportunity.  In determining this award, the Compensation Committee concluded that the quantitative financial and operating performance targets (weighted 70%) had been substantially achieved because the Consolidated Budgeted OIBDA target was exceeded, the combined average audience shares and Broadcasting operations cost target was achieved, the combined advertising market shares and Broadcasting operations revenue results were substantially achieved and actual Direct Free Cash Flow, while slightly lower than target, represented a dramatic improvement over 2010 in challenging economic conditions, and that the qualitative individual performance targets (weighted 30%) had been achieved in view of his performance, which included implementing cost control measures and reviews across the Broadcast and New Media operations, overseeing the integration of Bontonfilm a.s., the launch of new niche channels and the effective development and strengthening of his team.

The SVP - Content earned a non-equity incentive plan award of $483,700, which represents 93% of his target award opportunity.  In determining this award, the Compensation Committee concluded that the financial and operating performance targets (weighted 70%) had been substantially achieved because the MPE OIBDA target was exceeded, the third party revenue target for MPE was substantially achieved and represented a significant improvement compared to 2010 and the MPE operating cash flow target was less than target, and that the individual performance targets (weighted 30%) had been achieved in view of his performance, which included the development of a successful new fiction format and a reality and entertainment format for the Broadcasting division, and the implementation of measures to motivate the MPE division.

The General Counsel earned a non-equity incentive plan award of $447,400, which represents 93% of his target award opportunity. In determining this award, the Compensation Committee concluded that the financial and operating performance targets (weighted 70%) had been substantially achieved because the Consolidated Budgeted OIBDA target was exceeded and actual Direct Free Cash Flow, while lower than target, represented a dramatic improvement over 2010 in challenging economic conditions, and that the individual performance targets (weighted 30%) had been achieved in view of his performance, which included providing effective advice to the President and CEO, the Board and its committees on a number of significant legal and strategic issues for the Company, developing a new Standards of Business Conduct and Code of Conduct for Non-employee Directors, providing advice and assistance with respect to compliance and regulatory matters,  the completion of a number of strategic transactions for the Company, and strengthening the capacity of his department.

Long-Term Equity Awards

In 2011, 45 employees, including the Named Executive Officers, received option awards.  The dates and values of the grants to Named Executive Officers are included in the Grants of Plan-Based Awards table below.  As described below under “Equity Granting Policy”, the Compensation Committee approves all option grants to Named Executive Officers and other employees and the exercise price of all grants is equal to the fair market value of our shares on the date of grant.  Other than the grants in May 2009, options to employees are currently granted with a life of eight years (ten years prior to 2007) and vest over four years.  The grants made in May 2009 vest over two years and have a life of six years.

Other Compensation Practices and Policies

Executive Compensation Recoupment

The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate is financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment.  For purposes of this policy, payment of incentive compensation include awards of equity compensation under the Stock Incentive Plan.  Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation and Management Consultants

During 2011, neither the Compensation Committee nor management engaged anyone to serve as an independent advisor on executive or director compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Say-on-Pay Proposals

At the Company’s  2011 annual general meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 93.2% of votes cast were in favor of holding such a vote once every three years and the Company intends to hold such vote every three years. In addition, at the 2011 annual general meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2011 proxy statement. Of the votes cast on the say-on-pay proposal, 93.2% were voted in favor of the proposal. The Compensation Committee considered the results of the 2011 advisory vote and it believes that it affirms shareholders’ support of the Company’s approach to executive compensation. The Company will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for Named Executive Officers.

Role of Executives in Establishing Compensation

The President and CEO, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs.  Once formulated, these programs are reviewed by our President and CEO and submitted to the Compensation Committee for its review and approval.  From time to time, certain executives, including the President and CEO, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary.  While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters.  These votes take place in executive session, when no members of management are in attendance.

Compensation Risk Assessment

In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.

Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.

Historically, the Company’s non-equity incentive plan awards for senior management have been, in general, based on achieving annual OIBDA targets.  In 2011, non-equity incentive plan awards are based on achieving a number of annual quantitative and qualitative targets pursuant to the Management Compensation Policy. While this may encourage taking short-term risks at the expense of long-term performance, the Compensation Committee believes that a number of factors substantially mitigate such risk.   First, the Compensation Committee believes a rigorous annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation.  Second, having a number of quantitative targets that serve different goals mitigates the risk that certain Company objectives will be achieved (e.g., significant audience share or market share) at the expense of others (e.g., controlling costs and generating positive free cash flow).  This encourages management to focus on sustained profitable revenue generation. Third, rewarding key senior executives on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole.  While rewarding division senior executives for divisional performance may result in risk taking, their targets have also been designed to serve different goals, which mitigates this possibility. Fourth, provisions in our Management Compensation Policy that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards. The Compensation Committee has also created the opportunity for the President and CEO to earn performance bonuses based on the achievement of specific multi-year goals that are designed to address either specific risks or to ensure specific actions are taken that the Compensation Committee believes are important to the business. Such multi-year performance targets for the President and CEO are intended to ensure that the principal executive of the Company remains focused on long-term value creation.

Under the Company’s equity incentive plans, the Compensation Committee also awards stock options to senior management and other senior employees.  As a general rule, equity awards to employees vest over a four-year period, which encourages grantees to focus on share price appreciation for an extended period of time.  Awards under the Company’s equity incentive plans, which constitute a significant portion of total compensation of our senior executives, create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.

The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management, and based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011.

Submitted by:

Herbert A. Granath
Fred Langhammer
Bruce Maggin

Members Of The Compensation committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. None of the members of the Compensation Committee has any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

SUMMARY COMPENSATION TABLE

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s President and CEO, the Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2011 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No stock awards or non-qualified deferred compensation was awarded to any employee in 2011, 2010 or 2009.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2011, 2010 or 2009, as applicable.

	Year	Salary ($)		Bonus ($)(1)	Option awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
Adrian Sarbu President and CEO	2011	1,800,000		320,000	-	1,481,034	127,022	(3)	3,728,056
	2010	1,800,000		900,000	2,236,500	500,000	117,383	(4)	5,553,883
	2009	1,550,000	(5)	-	1,931,346	348,517	71,674	(6)	3,901,537
David Sach Chief Financial Officer	2011	642,359		-	393,050	603,800	123,419	(7)	1,762,628
	2010	496,768		248,961	1,675,750	-	145,035	(8)	2,566,513
Anthony Chhoy Executive Vice President - Strategic Planning and Operations	2011	570,187		-	336,900	558,800	87,950	(9)	1,553,837
	2010	498,384	(10)	230,648	240,000	-	72,066	(11)	1,041,098
Andrei Boncea Senior Vice President – Content	2011	695,784		-	224,600	483,700	71,341	(12)	1,475,425
	2010	662,399	(13)	93,144	240,000	-	36,156	(14)	1,031,699
	2009	23,045		-	-	-	-		23,045
Daniel Penn General Counsel	2011	481,054		-	280,750	447,400	5,765	(15)	1,214,969

(1) Information in respect of bonus awards and non-equity incentive plan awards is summarized below for each Named Executive Officer.
(2) These amounts reflect aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2011, 2010 and 2009 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 accompanying this proxy statement.
(3) Represents approximately $8,677 for health insurance benefits, approximately $98,187 for overseas housing allowance, approximately $16,659 for travel costs (including ground transportation costs) and approximately $3,499 for tax return preparation fees.
(4) Represents approximately $10,843 for health insurance benefits, approximately $93,504 for overseas housing allowance and approximately $13,036 for travel costs (including ground transportation costs).
(5) Includes the reimbursement of accrued unused vacation days.
(6) Represents approximately $7,400 for health insurance benefits, approximately $55,000 for overseas housing allowance and approximately $9,300 for travel costs (including ground transportation costs).
(7) Represents approximately $34,860 for health insurance benefits, approximately $84,170 for overseas housing allowance and approximately $4,389 for tax return preparation fees.
(8) Represents approximately $16,460 for health insurance benefits, approximately $62,339 for overseas housing allowance and approximately $66,236 for relocation expenses.
(9) Represents approximately $73,310 for overseas housing allowance, approximately $11,216 for health insurance benefits and approximately $3,424 for tax return preparation fees.
(10) Includes the reimbursement of accrued unused vacation days and a one-time payment of CZK 700,000 (approximately $36,611).
(11) Represents approximately $67,782 for overseas housing allowance and approximately $4,283 for life and health insurance benefits.
(12) Represents approximately $67,376 for travel costs (including ground transportation costs) and approximately $3,965 for health insurance benefits.
(13) Includes a one-time payment of EUR 58,282 (approximately $77,207).
(14) Represents travel costs (including ground transportation costs).
(15) Represents health insurance benefits.

Adrian Sarbu

Mr. Sarbu has served as President and CEO since July 27, 2009. Prior to that he served as the Company’s President and Chief Operating Officer from January 1, 2009 and as the Company’s Chief Operating Officer from October 2007. Mr. Sarbu is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated July 27, 2009 (the “CEO employment agreement”). In connection with the CEO employment agreement, Mr. Sarbu’s previous employment agreements (as described below) were terminated.

Pursuant to the CEO employment agreement, from July 1, 2009 Mr. Sarbu is entitled to receive an annual salary of $1.8 million. In addition, in the event that the trading price of shares of our Class A Common Stock closes at or above $50 per share on at least 15 trading days during the twelve month period prior to January 1, 2011, January 1, 2012 or January 1, 2013, Mr. Sarbu’s annual salary shall increase to $2.4 million with effect from January 1 of the year following the year in which this share target is achieved. Only one such salary increase is permitted under the terms of the CEO employment agreement.

Prior to the CEO employment agreement, Mr. Sarbu was compensated pursuant to two employment agreements.  Under an employment agreement with CME Development Corporation (the “COO employment agreement”), he was entitled to receive an annual salary of Euro 423,000 (approximately $600,000 at the signing date) from the effective date of his appointment as COO (October 17, 2007). In addition, Mr. Sarbu served as the President of the Board of our Romanian subsidiary, Pro TV S.A., and had an agreement for the performance of such office with Pro TV S.A. (the “2007 Pro TV agreement”). Under the 2007 Pro TV agreement, Mr. Sarbu was entitled to receive annual remuneration of RON 1,440,000 (approximately $600,000 at the signing date).

In 2011, Mr. Sarbu earned a non-equity incentive plan award of $720,000; in addition, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $320,000, as described above under “2011 CEO and Senior Management Non-equity Incentive Plan Award Targets and Awards” in the Compensation Discussion and Analysis section of this proxy statement.

Pursuant to the CEO employment agreement, Mr. Sarbu is also entitled to earn non-equity incentive plan awards upon the achievement of certain specified corporate objectives, as described under “CEO Special Performance Awards” above in the Compensation Discussion and Analysis section of this proxy statement. In 2011, Mr. Sarbu earned non-equity incentive plan awards of $500,000 for the development of a succession planning tool endorsed by the Board of Directors and $261,034 in connection with the refinancing of a portion of the Company’s 3.50% Senior Convertible Notes due 2013.  In 2010, Mr. Sarbu earned a non-equity incentive plan award of $500,000 for the completion of the sale of the Company’s Ukraine operations;  in addition, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $900,000 in 2010.  In 2009, Mr. Sarbu earned a non-equity incentive plan award of EUR 250,603 (approximately $348,517) in connection with the refinancing of the Company’s 8.25% Senior Notes due 2012.

Mr. Sarbu’s CEO employment agreement includes a cap on total compensation payable to the CEO in any year from 2010.  Total compensation includes annual salary, non-equity incentive plan awards, special performance awards and equity compensation. Starting from 2010, Mr. Sarbu’s total compensation in respect of any financial year shall not exceed $6,000,000 in 2010, $8,000,000 in 2011, $10,000,000 in 2012 and $10,000,000 in 2013.

Pursuant to the CEO employment agreement, Mr. Sarbu received a monthly housing allowance in connection with his relocation to Prague, the Czech Republic, as well as medical, life, disability and travel insurance benefits. See footnotes 3, 4 and 6 of the Summary Compensation Table for additional information. The CEO employment agreement also contains non-competition provisions that are applicable for a one-year period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

David Sach

Mr. Sach was appointed Chief Financial Officer effective March 1, 2010 and serves pursuant to an employment agreement with CME Media Services Limited. Pursuant to his employment agreement. Mr. Sach’s aggregate annual salary is CZK 11,355,900 (approximately $642,359). Prior to January 1, 2011, Mr. Sach’s salary was an equivalent amount denominated in Euros.

In 2011, Mr. Sach earned a non-equity incentive plan award of approximately $603,800, as described under “2011 CEO and Senior Management Non-equity Incentive Plan Targets and Awards” above in the Compensation Discussion and Analysis section of this proxy statement.  Mr. Sach did not earn any non-equity incentive plan compensation in 2010.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Sach a discretionary bonus of approximately $248,961 for 2010.

Mr. Sach’s employment agreement provides for a monthly housing allowance for a three-year period, as well as medical, disability and life insurance benefits. See footnotes 7 and 8 of the Summary Compensation Table for additional information. In connection with the entry into Mr. Sach’s employment agreement, he was awarded an option to purchase 125,000 shares of the Company’s Class A Common Stock on March 1, 2010. Mr. Sach’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination and a prohibition on the use of confidential information.

Anthony Chhoy

Mr. Chhoy serves as Executive Vice President – Strategic Planning and Operations pursuant to an amended and restated employment agreement with CME Media Services Limited dated December 1, 2010. Pursuant to his employment agreement. Mr. Chhoy’s aggregate annual salary is CZK 10,080,000 (approximately $570,187). Prior to December 1, 2010, Mr. Chhoy’s aggregate annual salary was CZK 8,400,000 (approximately $475,156).

In 2011, Mr. Chhoy earned a non-equity incentive plan award of approximately $558,800, as described under “2011 CEO and Senior Management Non-equity Incentive Plan Targets and Awards” above in the Compensation Discussion and Analysis section of this proxy statement.  In 2010 Mr. Chhoy did not earn any non-equity incentive plan compensation.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Chhoy a discretionary bonus of approximately $230,648 for 2010.

Mr. Chhoy’s employment agreement provides for a monthly housing allowance for a three-year period, as well as medical, disability and life insurance benefits. See footnotes 9 and 11 of the Summary Compensation Table for additional information. Mr. Chhoy’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Andrei Boncea

Until January 20, 2012, Mr. Boncea served as Senior Vice President - Content pursuant to an employment agreement with CME Media Services Limited dated May 3, 2010 (the “MPE employment agreement”). Pursuant to the MPE employment agreement, from April 1, 2010 Mr. Boncea’s aggregate annual salary was EUR 488,000 (approximately $678,843). Mr. Boncea also received RON 51,636 (approximately $16,941) annually pursuant to local labor agreements with certain of our wholly-owned Romanian subsidiaries. On January 20, 2012, Mr. Boncea resigned as Senior Vice President - Content and is no longer deemed an executive officer of the Company.

Prior to the MPE employment agreement, Mr. Boncea was compensated pursuant to a series of agreements with companies that are part of the Media Pro Entertainment business, which the Company acquired on December 9, 2009. Pursuant to his agreements, Mr. Boncea earned RON 66,774 (approximately $23,000) in the period from December 9, 2009 to December 31, 2009.

In 2011, Mr. Boncea earned a non-equity incentive plan award of approximately $483,700, as described under “2011 CEO and Senior Management Non-equity Incentive Plan Targets and Awards” above in the Compensation Discussion and Analysis section of this proxy statement. In 2010, Mr. Boncea did not earn any non-equity incentive plan compensation.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Boncea a discretionary bonus of approximately $93,144 for 2010.  In 2009, Mr. Boncea was not entitled to earn a non-equity incentive plan award and did not receive a discretionary bonus.

The MPE employment agreement provides for medical benefits, as set forth in footnote 12 of the Summary Compensation Table. The MPE employment agreement also contains non-competition provisions applicable for a six-month period following termination and a prohibition on the use of confidential information.

Daniel Penn

Mr. Penn serves as General Counsel pursuant to an employment agreement with CME Media Services Limited dated February 20, 2012. Prior to that, Mr. Penn was employed pursuant to an amended and restated employment agreement with CME Development Corporation, a wholly-owned subsidiary of the Company, dated October 6, 2006. Pursuant to his employment agreement, Mr. Penn’s aggregate annual salary from January 1, 2012 is GBP 335,000 (approximately $537,177).

In 2011, Mr. Penn earned a non-equity incentive plan award of approximately $447,400, as described under “2011 CEO and Senior Management Non-equity Incentive Plan Targets and Awards” above in the Compensation Discussion and Analysis section of this proxy statement.

Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnote 15 of the Summary Compensation Table for additional information. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2011. We have not granted any equity incentive plan awards or any stock awards during the year ended December 31, 2011.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2011 to earn a bonus whose payout would be earned in whole or in part in a future year. Accordingly, there are no estimated future payouts for any Named Executive Officer.  Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2011.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)
	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options	Grant Date	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Adrian Sarbu	750,000	750,000	-	-	-	-
David Sach	642,359	642,359	35,000	5/16/11	23.38	393,050
Anthony Chhoy	570,187	570,187	30,000	5/16/11	23.38	336,900
Andrei Boncea	521,838	521,838	20,000	5/16/11	23.38	224,600
Daniel Penn	481,054	481,054	25,000	5/16/11	23.38	280,750

(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the “CEO Non-equity Incentive Plan Award Target” or “Senior Management Non-equity Incentive Plan Targets” in the Compensation Discussion and Analysis section of this proxy statement in respect of each Named Executive Officer. There are no threshold amounts.
(2) Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 accompanying this proxy statement.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information with respect to options to purchase shares of Class A Common Stock granted to the Named Executive Officers and outstanding at December 31, 2011.  We have made no stock awards and there are no unearned options. Except as noted below, all option awards vest in four equal installments on each anniversary of the date of grant.

	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Adrian Sarbu		247,000	205,000
	11/18/2004	8,000	-	$32.99	11/17/2014
	12/21/2005	4,000	-	57.00	12/20/2015
	06/08/2006	8,000	-	56.42	06/07/2016
	12/05/2007	30,000	-	113.56	12/04/2015
	12/16/2008	37,500	12,500	22.64	12/15/2016
	05/15/2009(1)	42,000	-	17.52	05/14/2015
	07/30/2009	80,000	80,000	20.19	07/29/2017
	03/16/2010	37,500	112,500	29.73	03/15/2018

David Sach		31,250	128,750
	03/01/2010	31,250	93,750	$26.80	02/28/2018
	05/16/2011	-	35,000	22.38	05/15/2019

Anthony Chhoy		21,000	47,000
	12/21/2005	500	-	$57.00	12/20/2015
	12/14/2006	1,500	-	72.05	12/13/2016
	12/05/2007	3,000	-	113.56	12/04/2015
	12/16/2008	6,000	2,000	22.64	12/15/2016
	05/15/2009(1)	5,000	-	17.52	05/14/2015
	06/15/2010	5,000	15,000	23.85	06/14/2018
	05/16/2011	-	30,000	22.38	05/15/2019

Andrei Boncea		5,000	35,000
	06/15/2010	5,000	15,000	$23.85	06/14/2018
	05/16/2011	-	20,000	22.38	05/15/2019

Daniel Penn		111,625	46,875
	05/03/2004	10,000	-	$18.18	05/02/2014
	10/01/2004	10,000	-	28.60	09/30/2014
	06/02/2005	10,000	-	44.50	06/01/2015
	06/08/2006	8,000	-	56.42	06/07/2016
	12/14/2006	12,500	-	72.05	12/13/2016
	12/05/2007	12,500	-	113.56	12/04/2015
	12/16/2008	9,375	3,125	22.64	12/15/2016
	05/15/2009(1)	33,000	-	17.52	05/14/2015
	06/15/2010	6,250	18,750	23.85	06/14/2018
	05/16/2011	-	25,000	22.38	05/15/2019

(1)  These options vest in two equal installments on each anniversary of the date of grant.

Option Exercises

None of our Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2011.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such Named Executive Officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments (commonly referred to as “parachute payments”) upon a change of control with any Named Executive Officer. However, options granted to employees and directors automatically become vested on a change of control pursuant to the Stock Incentive Plan. Except as set out below, for purposes hereof a “change of control” refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) referred to under the Company’s option agreements that are customarily regarded as a change of control.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2011. The amounts below include non-equity incentive plan compensation for any Named Executive Officers in respect of the year ended December 31, 2011 that were paid after that date; these amounts are also included in the Summary Compensation Table for 2011. The amounts do not include salary earned through such period or any discretionary bonus awarded in respect of the year ended December 31, 2011 (each of which is reflected in the Summary Compensation Table) or accrued vacation days. The numbers presented below are for illustrative purposes.  Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Option values represent the difference between the closing price of shares of our Class A Common Stock on December 31, 2011 and the exercise price of such options. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2011.

Adrian Sarbu

Payments under the CEO employment agreement

Mr. Sarbu’s CEO employment agreement is for a fixed term that expires on December 31, 2013. Under the terms of the CEO employment agreement, Mr. Sarbu may terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice and pay the portion of his annual salary for the portion of the notice period remaining at the time the Company elects to make payment in lieu of notice. Mr. Sarbu is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2011, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to $2.52 million, subject to deductions for income tax and social insurance withholdings.

We may at any time terminate Mr. Sarbu’s employment (other than for cause) and make payment in lieu of notice. This payment is comprised of (i) Mr. Sarbu’s annual salary from the date such notice is delivered until the expiration of the CEO employment agreement, (ii) an additional payment equal to one year’s salary and (iii) any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2011, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to receive $6.12 million, subject to deductions for income tax and social security withholdings.

In the event we terminate Mr. Sarbu’s CEO employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Sarbu that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such date.  No options issued to Mr. Sarbu that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options that were exercisable on December 31, 2011 was $nil.

In the event Mr. Sarbu is terminated for cause under the CEO employment agreement, any options awarded to Mr. Sarbu, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sarbu’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Sarbu would become immediately exercisable. The value of these options on December 31, 2011 was $nil.

David Sach

Payments under employment agreement

Mr. Sach has an employment agreement for an indefinite term. We may terminate Mr. Sach’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Sach his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Sach’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) his vacation days in respect of the notice period, (iv) any accrued non-equity incentive plan awards as of the notice date and (v) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2011, Mr. Sach would be entitled to approximately $1,878,359, subject to deductions for social insurance and other withholdings. Mr. Sach is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Sach may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sach is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2011, if we were to elect to make payment in lieu of notice Mr. Sach would be entitled to receive approximately $1,176,073 (including non-equity incentive plan compensation), subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sach’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

In the event Mr. Sach terminates his employment agreement, under the terms of his option agreements any options issued to Mr. Sach that are exercisable as of such termination date may be exercised for a period of 90 days following such date. In the event we terminate Mr. Sach’s employment agreement (other than for cause), all options and restricted units issued to him that are not exercisable on such termination date become vested as a result of his termination and can be exercised during the twelve months following such date.  The value of options granted to Mr. Sach that were exercisable on December 31, 2011 was $nil and the value of all outstanding options granted to Mr. Sach on December 31, 2011 was $nil. Mr. Sach does not hold any restricted stock units.

In the event Mr. Sach’s employment agreement is terminated for cause, any options awarded to Mr. Sach, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sach’s option agreements, in the event of a change of control (as defined in his employment agreement), all outstanding options granted to Mr. Sach would become immediately exercisable.

Anthony Chhoy

Payments under employment agreement

Mr. Chhoy has an employment agreement for an indefinite term. We may terminate Mr. Chhoy’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Chhoy, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Chhoy is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2011, Mr. Chhoy would be entitled to approximately $1,640,061, subject to deductions for social insurance and other withholdings. Mr. Chhoy is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Chhoy may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Chhoy is also entitled to any earned but unpaid non-equity incentive plan awards.  Assuming a termination date of December 31, 2011, if we were to elect to make payment in lieu of notice Mr. Chhoy would be entitled to receive  approximately $1,066,775 (including non-equity incentive plan compensation), subject to deductions for social security and other withholdings.

In the event we terminate Mr. Chhoy’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Chhoy that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options issued to Mr. Chhoy that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Chhoy that were exercisable on December 31, 2011 was $nil.

In the event Mr. Chhoy’s employment agreement is terminated due to cause, any options awarded to Mr. Chhoy, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Chhoy’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Chhoy would become immediately exercisable. The value of these options on December 31, 2011 was $nil.

Andrei Boncea

Payments under employment agreement

Pursuant to the MPE Employment Agreement, we or Mr. Boncea were able terminate his employment agreement on 12 months’ notice. We could elect to make payment in lieu of notice and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company made this election. Assuming a termination date of December 31, 2011, if we had elected to make payment in lieu of notice Mr. Boncea would have been entitled to approximately $1,115,579 under the MPE employment agreement.  In addition, Mr. Boncea would have been entitled to RON 2,829 (approximately $849) pursuant to his local labor agreement if we terminated his employment or RON 6,366 (approximately $1,910) if Mr. Boncea terminated his employment, subject to deductions for social insurance and other withholdings. As disclosed above, Mr. Boncea now serves as Head of Content pursuant to an amended and restated employment agreement.

In the event we terminated Mr. Boncea’s employment agreement due to cause, he was not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Boncea that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such date. No options issued to Mr. Boncea that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Boncea that were exercisable on December 31, 2011 was $nil.

In the event Mr. Boncea’s employment agreement is terminated for cause, any options awarded to Mr. Boncea, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Boncea’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Boncea would become immediately exercisable. The value of these options on December 31, 2011 was $nil.

Daniel Penn

Payments under employment agreement

Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s current employment agreement, we may terminate Mr. Penn’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Penn his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Penn’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his vacation days in respect of the notice period, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2011, Mr. Penn would be entitled to receive approximately $1,428,107, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Penn may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Penn is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2011, Mr. Penn would be entitled to receive approximately $911,077 (including non-equity incentive plan compensation), subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Penn’s  employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Penn that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options issued to Mr. Penn that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Penn that were exercisable on December 31, 2011 was $nil.

In the event Mr. Penn’s employment agreement is terminated due to cause, any options awarded to Mr. Penn, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Penn’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Penn would become immediately exercisable. The value of these options on December 31, 2011 was $nil.

Director Compensation

The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2011 including options to purchase shares of our Common Stock. We use a combination of cash and stock options to compensate non-employee directors. We do not have any non-equity incentive compensation plans, stock awards or non-qualified deferred compensation earnings and directors received no other compensation. Mr. Sarbu does not receive any compensation for his service as a director and details of his compensation may be found under the Summary Compensation Table above.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)
Ronald Lauder	-	100,600	100,600
Herbert Granath	90,000	100,600	190,600
Paul Cappuccio	-	-	-
Michael Del Nin	-	-	-
Charles Frank	60,000	100,600	160,600
Alfred Langer	72,000	100,600	172,600
Fred Langhammer	60,000	100,600	160,600
Bruce Maggin	60,000	100,600	160,600
Parm Sandhu	62,000	100,600	162,600
Caryn Seidman Becker(2)	67,000	100,600	167,600
Duco Sickinghe	67,000	100,600	167,600
Kelli Turner	-	45,050	45,050
Eric Zinterhofer	-	100,600	100,600

(1) These amounts reflect aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2011 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 accompanying this proxy statement. Except as set forth below, all directors elected at the 2011 Annual General Meeting were awarded an option to purchase 10,000 shares of Class A Common Stock. Messrs. Cappuccio and Del Nin each declined the option award and Ms. Turner was not eligible to receive the award at the time of her election. On June 14, 2011, Ms. Turner was awarded an option to purchase 5,000 shares of Class A Common Stock.
(2) Ms. Seidman Becker resigned from the Board on March 7, 2012.

Directors’ Fees

We pay a cash fee to each of our independent directors of $50,000 per annum.  We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of $12,000.  The members of the Audit Committee are Messrs. Langer, Sandhu and Sickinghe and, prior to her resignation, Ms. Seidman Becker.  Members of each of the Compensation Committee, the Corporate Governance/Nominating Committee, the Related Party Transactions Committee and the Treasury/Finance Committee receive an additional annual cash fee of $5,000. The members of the Compensation Committee are Messrs. Maggin, Granath and Langhammer.  The members of the Corporate Governance/Nominating Committee are Messrs. Granath, Langer, Langhammer and Maggin. The members of the Related Party Transactions Committee are Messrs. Frank, Granath, Langer and Sickinghe. The members of the Treasury/Finance Committee are Messrs. Del Nin, Frank and Zinterhofer, Ms. Turner and, prior to her resignation, Ms. Seidman Becker. In addition, Mr. Granath received $25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term shall receive either (i) non-incentive stock options to purchase shares of Class A Common Stock (or in the case of the Chairman, shares of Class B Common Stock if eligible and if such grant is approved by the Board of Directors) or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of the equivalent number of non-incentive stock options on the date of grant. The exercise price of such options will be the closing price of a share of Class A Common Stock on the date of grant (and 105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire shares of Class B Common Stock).

The Compensation Committee has discretion to determine the components of the annual automatic grant to non-employee directors within the limitation described above. For purposes of determining the U.S. dollar value of non-incentive stock options to purchase shares of Common Stock awarded under the automatic grant, the U.S. dollar amount is determined using the methodology that is employed by the Company for valuing options in its most recent annual financial statements.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units. The Compensation Committee determined that the automatic grant for 2011 should consist solely of options with a vesting period of one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 2, 2012 with respect to the beneficial ownership of shares of our Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of April 2, 2012, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) the principal executive officer and the other named executive officers, and (iv) all directors and executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

	Beneficial Ownership of		Beneficial Ownership of			Common Stock
	Class A Common Stock (a)		Class B Common Stock			% of Voting	%
	Number	Percent	Number		Percent	Power	Ownership
Name of Beneficial Owner						(b)	(b)
Ronald S. Lauder (1)	17,652,364(5)	31.01%	7,585,936	(20)	100%	70.43%	39.12%
Adrian Sarbu (2)	3,578,367(6)	6.17%	--		--	2.69%	5.46%
Paul T. Cappuccio	--	--	--		--	--	--
Michael Del Nin	--	--	--		--	--	--
Charles R. Frank, Jr.	67,200(7)	*	--		--	*	*
Herbert A. Granath	64,700(8)	*	--		--	*	*
Alfred W. Langer	80,800(9)	*	--		--	*	*
Fred Langhammer	35,000(10)	*	--		--	*	*
Bruce Maggin	68,000(11)	*	--		--	*	*
Parm Sandhu	25,000(12)	*	--		--	*	*
Duco Sickinghe	35,000(13)	*	--		--	*	*
Kelli Turner	--	--	--		--	--	--
Eric Zinterhofer	68,000(14)	*	--		--	*	*

David Sach	151,250(15)	*	--		--	*	*
Andrei Boncea	10,000(16)	*	--		--	*	*
Anthony Chhoy	28,500(17)	*	--		--	*	*
Daniel Penn	117,875(18)	*	--		--	*	*

All directors and executive officers as a group (21 persons)	22,078,128(19)	37.54%	7,585,936		100%	72.72%	44.68%

Apax Partners Europe Managers Limited (3)	3,168,566	5.57%	--		--	2.40%	4.92%
Apax Europe VI GP Co. Ltd. (3)	3,168,566	5.57%	--		--	2.40%	4.92%
Time Warner Inc. (4)	17,652,364	31.01%	7,585,936		100%	70.43%	39.12%
TW Media Holdings LLC (4)	17,652,364	31.01%	7,585,936		100%	70.43%	39.12%
Time Warner Media Holdings B.V. (4)	17,652,364	31.01%	7,585,936		100%	70.43%	39.12%
RSL Investments Corporation (1)	--	--	2,885,705		38.47%	21.88%	4.48%
RSL Savanah, LLC (1)	17,622,364	30.98%	4,500,000		59.99%	47.48%	34.36%

*           Less than 1.0%

(a)
Does not include 7,516,936 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.  Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a one-for-one basis.

(b)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock and Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group.  The shares of Class A Common Stock and Class B Common Stock are the only authorized classes of our capital stock with shares outstanding. At April 2, 2012, there were 56,892,114 shares of Class A Common Stock outstanding and 7,516,936 shares of Class B Common Stock outstanding.

(c)	None of the shares of the directors or executive officers are pledged, except as provided in Notes 2 and 7.

1.
The address of Ronald S. Lauder and RSL Investments Corporation is Suite 4200, 767 Fifth Avenue, New York, New York 10153. The address of RSL Savannah, LLC is c/o RSL Investments Corporation, Suite 4200, 767 Fifth Avenue, New York, New York 10153. Mr. Lauder is the sole shareholder of RSL Investments Corporation (“RIC”), a Delaware corporation, and is the President and sole member of RSL Savannah, LLC (“RSL Savannah”), a Delaware limited liability company. Information in respect of the beneficial ownership of RIC and RSL Savannah (other than percentage ownership) is based upon a Statement on Schedule 13D/A jointly filed by RIC, RSL Savannah and Mr. Lauder on March 11, 2011 (the “RSL Schedule 13D/A”) and a Form 4 filed jointly by Mr. Lauder and RSL Savannah on March 15, 2011 (the “RSL Form 4”). In the RSL Schedule 13D/A and the RSL Form 4, Mr. Lauder reported that he and RIC have joint beneficial ownership of 2,885,705 shares of Class B Common Stock held directly by RIC. In addition, Mr. Lauder beneficially owns 105,231 shares of Class B Common Stock held by RAJ Family Partners, L.P, the managing general partner of which is RAJ Family Corporation, of which Mr. Lauder is Chairman and President. In the Form 4 filed jointly by Mr. Lauder and RSL Savannah, Mr. Lauder reported that he and RSL Savannah have beneficial ownership with Time Warner, TWMH and TWBV (each as defined in Note 4) of 17,622,364 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock held directly by TWBV, over which RSL Savannah was granted proxy pursuant to an investor rights agreement among TWBV, RSL Savannah, Mr. Lauder, RSL Investments LLC, RIC and the Company dated May 18, 2009 (the “Investor Rights Agreement”) and an Irrevocable Voting Deed and Corporate Representative Appointment among TWBV, RSL Savannah, Mr. Lauder and the Company dated May 18, 2009 (the “Voting Agreement”), at the termination of which Mr. Lauder will no longer have sole voting control.

2.
The principal business address of Mr. Sarbu is c/o CME Media Services Limited, Kříženeckého nám. 1078/5, 152 00 Praha 5 – Barrandov, Czech Republic. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria Management Company S.A. (“Alerria”), a joint stock company organized under the laws of Romania, and Metrodome B.V. (“Metrodome”), a company organized under the laws of The Netherlands. The address of Alerria is 109 Pache Protopopescu Blvd., 6th Floor, sector 2, Bucharest, Romania. The address of Metrodome is Teleport Boulevard 140 1043EJ, 1000 CV, Amsterdam, The Netherlands. Information in respect of the beneficial ownership of Alerria and Metrodome (other than percentage ownership) is based upon a Statement on Schedule 13D/A jointly filed by them and Mr. Sarbu on December 19, 2011 (the “Sarbu Schedule 13D/A”). In the Sarbu Schedule 13D/A, Mr. Sarbu reported that (i) he and Alerria beneficially own a currently exercisable warrant to purchase 600,000 shares of Class A Common Stock and (ii) he and Metrodome beneficially own a currently exercisable warrant to purchase 250,000 shares of Class A Common Stock. Mr. Sarbu is (i) the sole beneficial owner of 602,000 shares of Class A Common Stock; (ii) the joint beneficial owner with Alerria of 1,241,867 shares of Class A Common Stock; and (iii) the joint beneficial owner with Metrodome of 600,000 shares of Class A Common Stock. Alerria has pledged 1,200,000 shares of Class A Common Stock,  and Mr. Sarbu has pledged 200,000 shares of Class A Common Stock, each in favour of ING Bank N.V. Amsterdam – Bucharest Branch (“ING”) pursuant to security agreements dated May 20, 2010 and September 30, 2011.

3.
Information in respect of the beneficial ownership of Apax Partners Europe Managers Limited (“Apax”) and Apax Europe VI GP Co. Limited (“Apax Europe GP”) (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by them on November 27, 2009. The address of Apax, a company organized under the laws of England and Wales, is 33 Jermyn Street, London SW1Y 6DN, United Kingdom. The address of Apax Europe GP, a Guernsey company, is 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands GYI 3ZD. Apax owns all of the issued share capital of APAX WW Nominees Limited (“Apax WW Nominees”) and APAX WW No. 2 Nominees Limited (“Apax WW No. 2 Nominees”). Apax WW Nominees and Apax WW No. 2 Nominees are the registered owners of 100% of the share capital of Adele (Guernsey) GP Limited (“Adele GP”). Apax Europe GP is the general partner of Apax Europe VI GP, L.P. Inc. Apax Europe VI GP, L.P. Inc. is the general partner of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P (the “Europe VI Funds”). The Europe VI Funds are collectively the beneficial owner of 100% of Adele GP. Adele GP is the general partner of Adele (Guernsey) L.P (“Adele LP”). In the Schedule 13D/A filed by Apax on November 27, 2009, Apax and Apax Europe GP are reported as having shared voting power over 3,168,566 shares of Class A Common Stock held by Adele LP.

4.
Information in respect of the beneficial ownership of Time Warner Inc (“Time Warner”), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) (other than percentage ownership) is based upon a statement on Schedule 13D/A filed jointly by them on March 4, 2011. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. In the Schedule 13D/A filed jointly by Time Warner, TWBV and TWMH on March 4, 2011, Time Warner, TWBV and TWMH reported that they beneficially own 17,622,364 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. By virtue of the Voting Agreement and the Investor Rights Agreement described in Note 1 they may also be deemed to have shared voting and dispositive power over (i) 30,000 shares of Class A Common Stock underlying currently exercisable options beneficially owned by Mr. Lauder, (ii) 3,016,936 shares of Class B Common Stock  beneficially owned by Ronald Lauder; and (iii) 69,000 shares of Class B Common stock underlying currently exercisable stock options beneficially owned by Mr. Lauder (collectively, the “Lauder Shares”). In the Schedule 13D/A filed on March 4, 2011, Time Warner, TWBV and TWMH disclaim beneficial ownership of the Lauder Shares.

5.
Consists of (i) the shares of Class A Common Stock beneficially owned as set forth in Note 1; and (ii) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

6.
Consists of (i) the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock beneficially owned as set forth in Note 2; and (ii) 284,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 167,500 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

7.
Consists of (i) 3,200 shares of Class A Common Stock; and (ii) 64,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including his 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a “pledge” of Mr. Frank’s shares in the Company.

8.	Consists of 64,700 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

9.	Consists of 80,800 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

10.	Consists of (i) 10,000 shares of Class A Common Stock; and (ii) 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

11.	Consists of 68,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

12.	Consists of 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

13.	Consists of 35,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

14.	Consists of 68,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

15.
Consists of (i) 80,000 shares of Class A Common Stock; and (ii) 71,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 88,750 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

16.
Consists of 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 30,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

17.
Consists of 28,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 39,500 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

18.
Consists of 117,875 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 40,625 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

19.
Consists of (i) 20,160,378 shares of Class A Common Stock; and (ii) 1,917,750 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and warrants to purchase shares of Class A Common Stock. Does not include 453,250 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

20.
Consists of (i) the shares of Class B Common Stock beneficially owned as set forth in Note 1; (ii) 26,000 shares of Class B Common Stock held directly by Mr. Lauder; and (iii) 69,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2011, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.  All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest.  Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Related Party Transactions Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure.  In the course of its review, approval or ratification of related party transactions, the Related Party Transactions Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Related Party Transactions Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Adrian Sarbu

For the year ended December 31, 2011, we made purchases from companies related to or connected with Mr. Sarbu with a value of approximately $4.8 million, of which Mr. Sarbu’s economic interest represents approximately $2.6 million. The purchases were mainly for programming rights and for various technical, production and administrative related services.   For the year ended December 31, 2011, the total sales to companies related to or connected with Mr. Sarbu were approximately $1.2 million, of which Mr. Sarbu’s economic interest represents approximately $0.8 million. At December 31, 2011, companies connected to Mr. Sarbu had an outstanding balance due to us of $765 thousand. At December 31, 2011, companies connected to Mr. Sarbu had an outstanding balance due to them of $512 thousand.

On January 31, 2011, we completed the acquisition of 100.0% of Pro Digital s.r.l. (“Pro Digital”), a company controlled by Mr. Sarbu, on a debt-free basis for cash consideration of EUR 0.7 million (approximately US$ 0.9 million at the date of acquisition). Pro Digital is a free-to-air broadcaster in Moldova whose broadcasts on its PRO TV CHISINAU channel are comprised primarily of rebroadcasts of our PRO TV channel in Romania.

Time Warner Inc.

For the year ended December 31, 2011, we purchased programming from controlled subsidiaries that are 100% owned, directly or indirectly, by Time Warner Inc., a shareholder that has two representatives on our Board of Directors, with a value of approximately $57.2 million. The purchases were mainly for programming rights.  For the year ended December 31, 2011, the total sales to such controlled subsidiaries were approximately $198 thousand. At December 31, 2011, such controlled subsidiaries had an outstanding balance due to us of $159 thousand.  At December 31, 2011 such controlled subsidiaries had an outstanding balance due to them of $78.0 million, of which $36.3 million is not yet payable under the payment terms of the programming contracts.

Other Related Parties

Certain subsidiaries of the Company have entered into production and distribution agreements with Imagine in Action, Inc. and Abandon S.R.L., two television production and distribution companies of which Ms. Alma Sarbu, the daughter of our President and CEO, is the sole beneficial owner. Pursuant to these agreements, the Media Pro Entertainment business paid these two companies an aggregate of approximately $159 thousand in the year ended December 31, 2011. Mrs. Romana Wyllie, the Company’s Vice President – Corporate Communications, is the wife of Mr. Mark Wyllie, the Company’s Vice President – Corporate Finance and an executive officer. Mrs. Wyllie is a salaried employee of CME Media Services Limited.

AUDIT COMMITTEE REPORT

To Our Shareholders:

We have reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2011.

We have discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Parm Sandhu
Duco Sickinghe

Members of the Audit Committee

PROPOSAL 2

INCREASE IN THE AUTHORIZED SHARE CAPITAL BY INCREASING THE NUMBER OF AUTHORIZED
SHARES OF CLASS A COMMON STOCK

At present, the Company's Bye-laws state that the share capital of the Company is $9.6 million, divided into three classes of shares: 100,000,000 shares of Class A Common Stock, par value $0.08 per share, 15,000,000 shares of Class B Common Stock, par value $0.08 per share, and 5,000,000 shares of Preferred Stock, par value $0.08 per share.

As of February 27, 2012, 56,892,114 shares of Class A Common Stock were issued and outstanding, 7,500,936 shares were reserved for issuance upon the conversion of outstanding shares of Class B Common Stock into Class A Common Stock, 2,132,846 shares were reserved for issuance upon the conversion of the Company’s outstanding senior convertible notes due 2013, 13,596,739 shares were reserved for issuance upon the conversion of the Company’s outstanding senior convertible notes due 2015, and 4,297,669 shares were reserved for issuance upon the exercise of stock options and warrants. Accordingly, there are currently 15,579,696 shares of Class A Common Stock that are unissued and not reserved for issuance. As of February 27, 2012, 7,500,936 shares of Class B Common Stock were issued and outstanding and 85,000 shares of Class B Common Stock were reserved for issuance upon the exercise of stock options, leaving 7,414,064 shares of Class B Common Stock unissued and not reserved for issuance. As of February 27, 2012,  no shares of Preferred Stock  were issued and outstanding.

The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to increase the authorized share capital from $9.6 million to $17.6 million by increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 200,000,000 shares. The Board of Directors has determined that the authorization of an additional 100,000,000 shares of Class A Common Stock will provide the Company with flexibility in the future by assuring that there will be sufficient authorized shares of Class A Common Stock to enable the Company to issue shares in connection with any new debt or equity financing requirements, future acquisitions or mergers, stock dividends or splits, employee compensation programs and for other corporate purposes.

The unreserved and unissued shares of Class A Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors of the Company may determine to be in the best interests of the Company and its shareholders and, except as otherwise required by applicable law, without further authority from the shareholders of the Company. If approved by shareholders, certain of the shares of Class A Common Stock authorized by this proposal may be issued in connection with the financing transaction described in Proposal 3 and the employee stock option exchange program described in Proposal 4. A copy of the amended Section 3(1) of the Bye-laws is set forth in Exhibit A.

The amendment to the Company’s Bye-laws to increase the authorized share capital and the number of authorized shares will not have any immediate effect on the rights of existing shareholders.  However, the Company’s Board of Directors will have the authority to issue authorized stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or exchange regulations.  To the extent that additional authorized shares are issued in the future, they will decrease the percentage equity ownership, could decrease existing shareholders’ voting power, and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

Preemptive Rights

Time Warner Media Holdings B.V. (“TWBV”) is a beneficial owner of shares of the Company’s Class A Common Stock and Class B Common Stock.  Pursuant to an Investor Rights Agreement by and among TWBV, RSL Savannah LLC, Ronald S. Lauder, RSL Investments LLC, RSL Investments Corporation and the Company, the Company has granted TWBV, and any of its permitted transferees, certain preemptive rights with respect to future issuances of the Company’s equity securities (subject to certain exclusions). Also, as described in Proposal 3, the Company has granted to an affiliate of Ronald S. Lauder pre-emptive rights with respect to certain future issuances of the Company’s Class A common stock to maintain its pro rata interest in the Company’s common stock.

No Appraisal Rights

Under Bermuda law and the Company’s Bye-laws, holders of the Company’s Class A Common Stock and Class B Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the authorized share increase.

Vote Required; Recommendation

The Bye-laws provide that the Company may from time to time, by ordinary resolution passed by the holders of Common Shares, increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe.  Adoption of an ordinary resolution  to increase the share capital as described in this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.

Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this proposal. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the amendment to the Company’s Bye-laws and the condition of its Memorandum to increase the authorized share capital of the Company from $9.6 million to $17.6 million by increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 200,000,000 shares.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO THE COMPANY’S BYE-LAWS AND THE CONDITION OF ITS MEMORANDUM TO INCREASE THE AUTHORIZED SHARE CAPITAL OF THE COMPANY BY INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

PROPOSAL 3

THE ISSUANCE AND SALE OF SHARES OF
CLASS A COMMON STOCK TO
TIME WARNER MEDIA HOLDINGS B.V. AND RSL CAPITAL LLC

Overview

On April 30, 2012, we announced cash tender offers to repurchase up to $129.7 million aggregate principal amount of our 3.50% Senior Convertible Notes due 2013 (“2013 Notes”), and an aggregate principal amount of our Senior Floating Rate Notes due 2014 (“2014 Notes”) and our 11.625% Senior Notes due 2016 (“2016 Notes”) to be determined by the Company in the tender offers.  The cash tender offers will be financed with the proceeds of loans from Time Warner Inc. (“TW”) to the Company as well as the proceeds from subscriptions of Class A Common Stock from Time Warner Media Holdings B.V. (“TW Investor”) and RSL Capital LLC (“RSL Investor”), as described below.

In addition, the Company has agreed to sell shares of our Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), to TW Investor, an affiliate of TW, and to RSL Investor, an affiliate of Ronald S. Lauder, our non-executive Chairman of the Board of Directors, in private placement transactions.  We are seeking shareholder approval of the issuance of shares of Class A Common Stock to TW Investor and RSL Investor in connection with the private placements and the related transactions described below.

The proposed issuances of shares to TW Investor and RSL Investor, each of which is subject to the approval of Proposal 2, comprise the following:

•
Subscription Shares.  We have agreed to sell to TW Investor a number of shares of Class A Common Stock that would increase its ownership interest in the Company to 40% on a diluted basis (and at least 9.5 million shares). “Diluted basis” is calculated based on the Company’s outstanding shares of capital stock, options, warrants and other securities convertible into, or exercisable or exchangeable for, the Company’s equity interests but would not include the shares of Class A Common Stock into which the Company’s outstanding 2013 Notes and Senior Convertible Notes due 2015 (the “2015 Notes”) are convertible from time to time.  We have also agreed to sell 2,000,000 shares of Class A Common Stock to RSL Investor.  The subscription shares will be sold to TW Investor and RSL Investor at a price of $7.51 per share (the “Purchase Price”).  Following this subscription, TW Investor and RSL Investor will own 41.7% and 6.6%, respectively, of the outstanding capital stock of the Company (assuming that the number of outstanding shares of capital stock, options, warrants and other securities convertible into equity interests remain constant).

•
Participation Shares.  In connection with certain types of issuances of shares of Class A Common Stock by the Company TW Investor is entitled to purchase shares of Class A Common Stock to maintain its pro rata interest in the Company pursuant to the exercise of rights granted to TW Investor under the Investor Rights Agreement (as defined below).  TW Investor has agreed to exercise its rights to purchase participation shares to maintain a 40% interest in the Company on a diluted basis in connection with any offerings of Class A Common Stock for cash or in any privately negotiated transactions in exchange for certain indebtedness that we may undertake during the period ending on the 180th day following the first drawing of the TW Loans (as defined below), to the extent TW Investor can surrender for cancellation TW Loans (as defined below) for the purchase price of such shares (as described in further detail under “-- Summary of Terms of Agreements – Preemptive Rights Letter Agreement”).  Additionally, we are granting RSL Investor the right to purchase participation shares to maintain a 4.7% pro rata interest in our common stock in connection with certain offerings of Class A Common Stock we may undertake during the same period.

•
Option Shares.  TW Investor has granted to the Company an option to cause TW Investor to purchase, and we have granted TW Investor an option to purchase, an amount of Class A Common Stock at the Purchase Price under certain circumstances the proceeds of which may be applied to repay the then outstanding principal amount of and accrued interest on the TW Loans (as defined below), subject to certain limitations, including restrictions relating to owning more than 49.9% of the Company, as described in further detail under “--Summary of Terms of Agreements--TW Subscription and Equity Commitment Agreement”.  The amount of option shares that may be issued is determined by the principal amount of the TW Loans as well as accrued interest, fees and penalties outstanding at the time of the exercise of the option by either the Company or TW Investor, subject to the 49.9% ownership limitation.

As of April 30, 2012, we had outstanding 56,892,114 shares of Class A Common Stock and 7,516,936 shares of Class B Common Stock, par value $0.08 per share (the “Class B Common Stock”).  Shares of Class A Common Stock are entitled to one vote per share and shares of Class B Common Stock are entitled to ten votes per share.  As of April 30, 2012, TW Investor directly owns 17,622,364 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. RSL Investor does not directly own any shares of our Class B Common Stock;  its affiliates directly own 3,016,936 shares of our Class B Common Stock.  Pursuant to the Voting Agreement (as defined below), RSL Savannah LLC has the right to vote all shares of Class A Common Stock and Class B Common Stock owned by TW Investor, except with respect to certain transactions relating to a change of control of the Company.  Ronald S. Lauder, our non-executive Chairman of the Board of Directors, wholly owns RSL Savannah LLC and is the beneficial owner of RSL Investor.  As a result of the Voting Agreement, Mr. Lauder holds approximately 70.2% of the voting power of our shares.

At the time of the issuance of the subscription shares to TW Investor, the holders of the Class B Common Stock have agreed to convert their shares of Class B Common Stock into shares of Class A Common Stock, which are convertible on a one-to-one basis for no additional consideration.

The issuance of the shares described in this Proposal 3 is subject to the approval of our shareholders under NASDAQ Marketplace rules, as further described below. Accordingly, we are seeking a vote of the shareholders in favor of the issuance of the shares to TW Investor and RSL Investor.  Mr. Lauder has agreed to vote the shares he beneficially owns in favor of this Proposal.

Background of the Proposed Transaction

Our Board of Directors and management regularly evaluate our liquidity and capital resources, and consider financing options designed to provide us with financial flexibility and additional liquidity.  As of December 31, 2011, we had approximately $1.24 billion of senior debt outstanding.  Due to the pending maturity of certain series of our debt and the effect of our remaining debt service obligations on our liquidity, we determined that it was in the best interests of the Company to improve our liquidity position by refinancing certain of our outstanding debt with the proceeds of equity issuances.

On October 19, 2011, the Board of Directors appointed a special committee consisting of independent, disinterested directors of the Board of Directors (the “Independent Directors”) to perform a financial review and analysis of the Company’s capital needs, identify the various alternatives available to the Company to meet any such needs and provide a recommendation (the “Financial Review”).  The special committee engaged Lazard Freres & Co. LLC as financial advisors solely to assist with the Financial Review and Dewey & Leboeuf LLP and Conyers, Dill & Pearman as legal advisors and met numerous times with such advisors from October 2011 through December 2011 to review the expected liquidity requirements of the Company in light of the Company’s leverage and debt maturity profile and to discuss possible alternatives to address those requirements.  On December 12, 2011, the special committee delivered a presentation with respect to the Financial Review to all of the Independent Directors.  At the conclusion of the Financial Review, the special committee recommended that the Company raise up to $300 million of capital through the issuance of Class A Common Stock and use the proceeds from such issuance to repurchase a portion of its outstanding debt.

After receiving the special committee’s recommendation, the Independent Directors held meetings with management of the Company and  J.P. Morgan, the Independent Directors' financial advisor during the period from January 2012 through March 2012 to discuss potential financing options under consideration by management in order to effectuate the special committee’s recommendation.  During these meetings, management outlined and discussed with the Independent Directors various financing options to improve the Company’s liquidity position and provided updates to the Independent Directors on the status of various discussions with a limited number of potential strategic investors as well as the negotiation of detailed terms of the transactions described in this Proposal Among the financing options evaluated were various types of equity and debt issuances as well as potential sales of discrete assets. On April 19, 2012, the Board of Directors delegated to the Independent Directors the authority to review and evaluate the terms of the transactions described in this Proposal and determine, on behalf of the Board of Directors, whether the initial subscriptions by TW Investor and RSL Investor are fair and whether the transactions are in the best interest of the Company and its stockholders.  On April 27, 2012, the Independent Directors met to review such transaction, which had been substantially negotiated by such date, and to discuss with management and J.P. Morgan the principal terms of the transaction.  On April 30, 2012, the Independent Directors met to review and consider the final terms of such transaction.  A representative of J.P. Morgan rendered J.P. Morgan's oral opinion, which was subsequently confirmed in writing to the Independent Directors, and, at the request of the Independent Directors, to the Board of Directors, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the consideration to be paid to the Company in connection with the initial subscriptions of Class A Common Stock by TW Investor and RSL Investor were fair, from a financial point of view, to the Company. A summary of the J.P. Morgan opinion is set forth below, and a copy of the opinion is attached as Exhibit B.

Following further discussion among the Independent Directors, the Independent Directors approved the subscriptions by TW Investor and RSL Investor and related transactions, and, by unanimous action, authorized the execution, delivery and performance of the transaction documents and resolved to recommend to the shareholders of the Company that they approve the issuance of Class A Common Stock and other transactions contemplated by the transaction documents.  Following the meeting of the Independent Directors, the relevant parties executed and delivered certain definitive agreements relating to the transactions.

Summary of the J.P. Morgan Opinion

As discussed above, the committee retained J.P. Morgan as financial advisor in connection with the proposed transaction, and for the purpose of rendering to the committee an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the Company in the purchase of shares of Class A Common Stock by TW Investor and by RSL Investor (the “Equity Subscriptions”), as a part of the transactions described in this Proposal 3. The full text of the written opinion of J.P. Morgan, dated April 30, 2012, which sets forth, among other things, the assumptions made, procedures and instructions followed, matters considered and limitations on the opinion and scope of review undertaken by J.P. Morgan in rendering its opinion, is attached as Exhibit B hereto.  The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the committee and, at the request of the committee, to the Board of Directors of the Company, addresses only the fairness, from a financial point of view, to the Company of the consideration to be paid to the Company in the proposed Equity Subscriptions, and does not address any other aspect or term of the transactions described in this Proposal 3. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the committee in connection with its consideration of the proposed Equity Subscriptions.  The opinion of J.P. Morgan does not constitute a recommendation as to how any shareholder should vote with respect to the proposed Equity Subscriptions or any other matter described in this proxy statement.  In addition, the J.P. Morgan opinion does not in any manner address the price at which any security of the Company, including shares of Class A Common Stock, will trade upon issue or at any future time.

In arriving at its opinion, J.P. Morgan, among other things:

•
reviewed drafts dated April 29, 2012 of the TW Subscription and Equity Commitment Agreement, the Preemptive Rights Letter Agreement, the amendment to the Investor Rights Agreement, the RSL Subscription Agreement, the RSL Registration Rights Agreement and the TW Credit Agreement;

•	reviewed the Investor Rights Agreement, the Voting Agreement, the TW Registration Rights Agreement, all as filed with the SEC;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of the shares of Class A Common Stock of the Company and certain publicly traded shares of such other companies;

•
as instructed by the committee, worked with the management of the Company to analyze certain internal financial analyses and forecasts relating to the Company prepared by management and certain adjustments and sensitivities to such analyses and forecasts, which adjustments and sensitivities were based on assumptions and projections that management considered reasonable and which the committee has instructed us to utilize for purposes of our analysis and this opinion;

•
reviewed such internal financial analyses and forecasts, such adjustments and sensitivities thereto as well as certain publicly available forecasts relating to the Company prepared by broker research analysts and, as instructed by the committee, relied with equal weight upon such internal financial analyses and forecasts, such adjustments and sensitivities and such broker research forecasts for the purposes of our analysis and this opinion;

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of management of the Company with respect to certain aspects of the Equity Subscriptions and other components of the transactions described in this Proposal 3, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company (including the potential pro forma impact of the Equity Subscriptions on the financial condition and future prospects of the Company) and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness.  In addition, J.P. Morgan relied upon the assessment of management of the Company as to the Company’s financing requirements, the potential availability and future terms of alternative debt or equity financing that the Company might pursue in the absence of the transactions described in this Proposal 3  and the potential effects on the Company and its business of a failure to obtain additional capital in the near term, including the view of management of the Company that, in the absence of a significant capital raising transaction, there would be a risk that the Company would experience constraints on its capital and liquidity positions.  J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, TW Investor or RSL Investor under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based.  The Company acknowledged and endorsed the assumptions, forecasts and projections used by J.P. Morgan in performing its analysis for purposes of giving the J.P. Morgan opinion.  J.P. Morgan also assumed that (i) the Voting Agreement, the TW Registration Rights Agreement and the Investor Rights Agreement are and are contemplated to remain in full force and effect in accordance with their respective terms in the form filed with the SEC, except, in the case of the Investor Rights Agreement, as will be amended by the amendment, and (ii) the proposed Equity Subscriptions, each other component of the transactions described in this Proposal 3 and the other transactions contemplated by the transaction agreements will be consummated as described in the transaction agreements and that the definitive transaction agreements would not differ in any material respects from the drafts thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, TW Investor, RSL Investor, and Mr. Lauder and certain affiliates in the transaction agreements and the related agreements are true and correct in all respects material to its analysis and that the Company will have no exposure under any indemnification obligations contained in the transaction agreements in any amount material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by the Company or its advisors with respect to such issues.  The Company instructed J.P. Morgan in performing its analysis and rendering its opinion to assume that neither the Equity Subscriptions nor any other part of the transactions described in this Proposal 3, nor such transactions taken as a whole, would (i) constitute, or result in, (a) a change in control of the Company under applicable law or any constituent document or securities of the Company or (b) a material change in governance rights for any of TW Investor, RSL Investor or their affiliates, or (ii) materially enhance the control position of the RSL Investor, Ronald S. Lauder and certain of their affiliates or Time Warner Inc. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the Equity Subscriptions and transactions described in this Proposal 3 will be obtained without any adverse effect on the Company or on the contemplated benefits of the Equity Subscriptions and such transactions in any respect material to J.P. Morgan’s analysis.

The J.P. Morgan opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid to the Company in the proposed Equity Subscriptions. J.P. Morgan has expressed no opinion (i) as to the fairness of the Equity Subscriptions  to any person or entity, or as to the fairness of any consideration to be received by or to the holders of any class of securities, creditors or other constituencies of the Company, (ii) as to the underlying decision by the Company to engage in the Equity Subscriptions or as to the relative merits of the Equity Subscriptions as compared to any alternative business strategies that might have existed for the Company or any other party or the effect of any other transaction in which the Company or any other party might have engaged or as to any other term, agreement or provision of the Equity Subscriptions, (iii) as to any aspect or term of the Equity Subscriptions or (iv) as to any aspect or term of the transactions described in this Proposal 3 (other than those aspects of the Equity Subscriptions which are expressly opined upon in the opinion). Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Equity Subscriptions or other transactions described in this proxy statement, or any class of such persons relative to the consideration to be received by the Company in the Equity Subscriptions or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which any security of the Company, including the shares of Class A Common Stock and shares of Class B Common Stock of the Company, will trade upon issue or at any future time.

As a part of its investment banking business, J.P. Morgan and its affiliates are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with the Company to advise the committee in connection with the transactions described in this Proposal 3 and to deliver a fairness opinion to the committee addressing the fairness, from a financial point of view, of the consideration to be paid to the Company in the proposed Equity Subscriptions as of the date of such opinion.

For services rendered in connection with the transactions described in this Proposal 3 (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan $2.0 million, the first half of which will became payable upon the rendering of the J.P. Morgan opinion and the balance of which will become payable upon the closing of the Equity Subscriptions but no later than September 1, 2013. In addition, the Company has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.  Furthermore, in relation to the transactions described in this proxy statement, J.P. Morgan’s affiliates may act as sole global co-ordinator and bookrunner on the any equity offerings and dealer manager on any tender offers which are part of the such transactions, and for which such affiliates would receive customary compensation or other financial benefits.

J.P. Morgan and its affiliates have performed in the past, and may continue to perform, certain services for the Company, Time Warner, Ronald S. Lauder and their respective affiliates, all for customary compensation or other financial benefits including, during the last two years, (a) acted as sole global co-ordinator and bookrunner in respect of the offering by CET 21 spol. s r.o. (a wholly owned subsidiary of the Company) of its Senior Secured Notes due 2017 and (b) acted as joint bookrunner for a company in the TW Group in respect of a $1 billion bond offering in October 2011, a $2 billion bond offering in March 2011 and a $3 billion bond offering in July 2010.   In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade or hold positions in the debt and equity securities of the Company or Time Warner for their own accounts or for the accounts of customers.   J.P. Morgan, or its affiliates, currently holds a position in the equity securities of the Company and a subsidiary of Time Warner and may at any time hold long or short positions in such securities.

NASDAQ Shareholder Approval Requirement

We are seeking shareholder approval of the issuance and sale of shares of Class A Common Stock to TW Investor and RSL Investor in accordance with the NASDAQ Marketplace rules.

NASDAQ Marketplace Rule 5635(d) requires shareholder approval of the issuance of common stock equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.  Because we have agreed to issue more than 20% of our shares to TW Investor and RSL Investor at a price that is lower than the book value of the shares, we are seeking shareholder approval pursuant to Rule 5635(d).

In addition, under NASDAQ Marketplace Rule 5635(c), listed companies must also obtain shareholder approval prior to the issuance of common stock in a private offering to the Company’s executive officers, directors or an Affiliated Entity (as defined by NASDAQ) at a price less than the market value per share.  Because TW Investor and RSL Investor are Affiliated Entities and the Purchase Price may be lower than the closing bid price of Class A Common Stock on the day preceding our entry into the TW Subscription and Equity Commitment Agreement and the RSL Subscription Agreement (each as described below), on the day on which TW Investor or RSL Investor exercise rights granted to them under the Investor Rights Agreement to maintain their respective pro rata interest in the Company, or on the day TW Investor elects to, or we cause TW Investor to, purchase shares of Class A Common Stock pursuant to the TW Subscription and Equity Commitment Agreement, we are seeking shareholder approval pursuant to Rule 5635(c).

Summary of Terms of Agreements

The following is a summary of material terms and provisions of the material agreements relating to the transactions described in this Proposal.  The following summaries do not purport to be complete descriptions of all of the terms of such agreements.  You are urged to read each agreement in its entirety.  You can find the TW Subscription and Equity Commitment Agreement (as defined below), the Preemptive Rights Letter Agreement (as defined below), the RSL Subscription Agreement, the TW Credit Agreement (as defined below), the amendment to the Investor Rights Agreement, and the RSL Registration Rights Agreement (as defined below) on our Current Report on Form 8-K filed with the SEC on April 30, 2012.  The Investor Rights Agreement, the Voting Agreement (as defined below) and the TW Registration Rights Agreement (as defined below) were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2009.

TW Subscription and Equity Commitment Agreement

Pursuant to the Subscription and Equity Commitment Agreement, dated April 30, 2012, between the Company and TW Investor (the “TW Subscription and Equity Commitment Agreement”), we have agreed to issue to TW Investor, or its designee, the number of shares of Class A Common Stock at the Purchase Price such that TW Investor will own a number of shares of Class A Common Stock that would equal a 40% interest in the Company on a diluted basis (and at least 9.5 million shares). “Diluted basis” is calculated based on the Company’s outstanding shares of capital stock, options, warrants and other securities convertible into, or exercisable or exchangeable for, the Company’s equity interests but would not include the shares of Class A Common Stock into which the Company’s outstanding 2013 Notes and 2015 Notes are convertible from time to time. The Purchase Price is equal to the Company’s volume-weighted average closing share price on the Nasdaq Global Select Market for the 20 trading days immediately preceding the signing of the TW Subscription and Equity Commitment Agreement.   Based on the number of shares of capital stock, options, warrants and other securities convertible into the Company’s equity interests that are outstanding as of April 30, 2012, 9.5 million shares of Class A Common Stock  would be issued to TW Investor for aggregate proceeds to the Company of approximately $71.3 million.

In addition, under the TW Subscription and Equity Commitment Agreement, TW Investor granted to the Company an option to cause TW Investor to purchase, and the Company granted to TW Investor an option to purchase, option shares at the Purchase Price, subject to the terms of the TW Subscription and Equity Commitment Agreement, including restrictions that (i) TW Investor may not acquire any shares that would result in its beneficial ownership to exceed 49.9% of the total outstanding voting securities of the Company and (ii) TW Investor may not acquire any shares that would result in any “group” (as such terms is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended)  beneficially owning more than 49.9% of the outstanding number of Class A Common Stock (“Group Cap”), provided that, in the case of (ii), the Company will issue to TW Investor one share of preferred stock that would be convertible into the number of shares of Class A Common Stock that TW Investor was not able to acquire because of the Group Cap when the Group Cap no longer is in effect.  The Company may exercise its option at any time from and after the first drawing of the TW Loans (the “Loan Disbursement Date”), provided that prior to the 180th day following the Loan Disbursement Date, the Company’s option may be exercised by the Company only if the proceeds would be sufficient to repay in their entirety any TW Loans then outstanding.  TW Investor may exercise its option at any time from and after the earlier to occur of (x) the 180th day after the Loan Disbursement Date and (y) the 10th Business Day following the Company’s receipt of net proceeds from equity offerings equal to the maximum amount of proceeds the Company would seek to raise in connection with these transactions, as described in the TW Subscription and Equity Commitment Agreement. Payment of the Purchase Price for the option shares may be satisfied by cancellation of the then outstanding principal amount of and accrued interest on the TW Loans.

The TW Subscription and Equity Commitment Agreement contains representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the agreement and other transaction agreements, compliance with laws, no conflicts and third party approval rights. The TW Subscription and Equity Commitment Agreement also contains covenants by the Company relating to, among other things, offerings of shares of Class A Common Stock, including a restriction that the proceeds from equity offerings for cash conducted during the 180 day period following the Loan Disbursement Date not exceed the lesser of (i) $300 million and (ii) two times the aggregate principal amount drawn under the TW Credit Agreement.

The closing of the transactions contemplated by the TW Subscription and Equity Commitment Agreement depends upon the satisfaction or waiver of a number of conditions, including, among other things, approval of this Proposal by our shareholders and the absence of any material adverse change with respect to the Company.

The Company and TW Investor each have the right to terminate the TW Subscription and Equity Commitment Agreement if the closing of the subscription shares to be purchased by TW Investor has not occurred on or before February 1, 2013 (unless the failure to close was as a result of a material breach by the terminating party), if any governmental entity has issued an injunction prohibiting the consummation of any of the transactions contemplated by the TW Subscription and Equity Commitment Agreement, if the non-terminating party materially breaches the terms of the TW Subscription and Equity Commitment agreement or by mutual written consent.

TW Investor has the additional right to terminate the TW Subscription and Equity Commitment Agreement if the Company has not made repurchases of any of its debt securities under cash tenders announced on April 30, 2012 within 180 days of the execution of the TW Subscription and Equity Commitment Agreement.

The Company has the additional right to terminate certain of its obligations under the TW Subscription and Equity Commitment Agreement, including the obligation to issue the option shares to TW Investor as well as certain obligations in respect of the repurchase of outstanding debt securities of the Company, if the Company has not made repurchases of any of its debt securities for which it has launched cash tenders within 180 days of the execution of the TW Subscription and Equity Commitment Agreement.

RSL Subscription Agreement

Pursuant to the Subscription Agreement, dated April 30, 2012, between the Company and RSL Investor (the “RSL Subscription Agreement”), we have agreed to issue to RSL Investor 2,000,000 shares of Class A Common Stock at the Purchase Price for aggregate proceeds to the Company of approximately $15 million (the “Initial RSL Subscription”).

The RSL Subscription Agreement contains representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the agreement and other transaction agreements, compliance with applicable laws, no conflicts and third party approval rights.

The closing of the transactions contemplated by the RSL Subscription Agreement depends upon the satisfaction or waiver of a number of conditions, including, among other things, approval of this Proposal by our shareholders, the issuance of the subscription shares to TW Investor under the TW Subscription and Equity Commitment Agreement, a notice of the RSL Investor and its affiliates to us regarding their election to convert their shares of Class B Common Stock into shares of Class A Common Stock and the absence of any material adverse change with respect to the Company.

The Company and RSL Investor have the right to terminate the RSL Subscription Agreement if the closing of the subscription shares to be purchased by RSL Investor has not occurred on or before February 1, 2013 (unless the failure to close was as a result of a material breach by the terminating party), if any governmental entity has issued an injunction prohibiting the consummation of any of the transactions contemplated by the RSL Subscription Agreement, if the non-terminating party materially breaches the terms of the RSL Subscription Agreement or by mutual written consent.

TW Credit Agreement

Under the Term Loan Facilities Credit Agreement (the “TW Credit Agreement”), dated April 30, 2012, between the Company and TW, TW has agreed to loan an aggregate principal amount of $300 million to the Company in three tranches (the “TW Loans”), with the amounts the Company can draw upon for each tranche corresponding to the amount of its 2013 Notes, its 2014 Notes or its 2016 Notes, as applicable, validly tendered and accepted for purchase by the Company under cash tenders for certain of the Company’s outstanding indebtedness announced on April 30, 2012.  For the first 180 days after the applicable disbursement date, the 2013 Notes tranche will bear the same interest rate as the 2013 Notes (3.5% per annum); the 2014 Notes tranche will bear the same interest rate as the 2014 Notes (Euribor plus 1.625% per annum); and the 2016 Notes tranche will bear the same interest rate as the 2016 Notes (11.625% per annum). The 2013 Notes tranche, the 2014 Notes tranche and the 2016 Notes tranche will each have the same maturity date as the 2013 Notes, the 2014 Notes and the 2016 Notes, respectively. During this 180-day period, if the Company makes any equity offerings and does not use the net cash proceeds to repay the TW Loans, the interest under the notes will increase to 15% per annum for the 2013 Notes, 20% per annum for the 2014 Notes and 20% per annum for the 2016 Notes. After the 180th day following the borrowing under the applicable tranche, the interest rate on the 2013 Notes tranche would be 9%, the interest rate on the 2014 Notes tranche would be 12% per annum, and the interest rate on the 2016 Notes tranche would be 15% per annum, respectively, for so long as the amount of the TW Loans outstanding is less than or equal to $50 million, and would be 15% per annum for the 2013 Notes tranche, 20% per annum for the 2014 Notes tranche and 20% per annum for the 2016 Notes tranche, respectively, for so long as the amount of the TW Loans outstanding is in excess of $50 million.

Prior to any drawing under the TW Credit Agreement, the Company may receive cash proceeds from the issuance of subscription shares to TW Investor and RSL Investor as well as from any purchase by TW Investor of shares of Class A Common Stock in connection with the exercise of pre-emptive rights to maintain its 40% interest on a diluted basis under the Preemptive Rights Letter Agreement (as defined below). Any such proceeds, if received by the Company on or prior to completion of the cash tenders and drawing under the TW Credit Agreement, will reduce the amounts that may be drawn by the Company under the TW Credit Agreement, and if received by the Company after drawing under the TW Credit Agreement, may be applied toward repayment of the TW Credit Agreement.

The TW Credit Agreement incorporates by reference certain covenants under the Company’s and certain of its subsidiaries’ existing material indebtedness (including outstanding senior notes, senior secured notes, and credit facilities), and the events of default are broadly similar to the ones set forth in such documents.  Each tranche under the TW Credit Agreement will be guaranteed by Central European Media Enterprises N.V., a wholly owned subsidiary of the Company organized in Curaçao, CME Media Enterprises B.V., a wholly owned subsidiary of the Company organized in the Netherlands, and any future guarantors of the 2013 Notes, 2014 Notes and 2016 Notes, respectively.  The TW Loans will be unsecured obligations of the Company, and the guarantees will be unsecured obligations of the respective subsidiary guarantor.  The TW Loans will rank pari passu with the claims of the Company’s other unsecured and unsubordinated creditors.

The Company will have the right to prepay the TW Loans without penalty at any time in whole or in part.  Such prepayments shall be applied first against the 2016 Notes tranche, then the 2014 Notes tranche and then the 2013 Notes tranche.

Investor Rights Agreement

The shares to be issued to TW Investor and RSL Investor pursuant to the transactions described in this Proposal will be subject to the rights, obligations and other terms of the Investor Rights Agreement (the “Investor Rights Agreement”), dated May 18, 2009, by and among TW Investor, Ronald S. Lauder, RSL Savannah LLC, RSL Investment Corporation and the Company, as amended.  The Investor Rights Agreement will be amended to (i) prevent the Company from issuing any equity securities other than Class A Common Stock, options, warrants, restricted stock units and other similar securities convertible into or exercisable for Class A Common Stock under options plans, (ii) prevent the Company from issuing any indebtedness, or amending the terms of any existing indebtedness, pursuant to which the having or acquiring of beneficial ownership of any amount or percentage of securities of the Company by TW Investor would result in a breach, default, fundamental change, change of control, triggering of special rights, acceleration or any similar event, (iii) add RSL Investor as a party to the Investor Rights Agreement and grant the RSL Investor the right to purchase participation shares to maintain a 4.7% pro rata interest in our common stock in connection with Class A Common Stock offerings for cash we may undertake during the period ending 180 days after the Loan Disbursement Date, (iv) until the conclusion of the first annual general meeting of the Company following the termination of the Voting Agreement (as defined below), have the Company agree to nominate two Board nominees designated by TW Investor and (v) require the RSL Investor and the TW Investor to convert all shares of Class B Common Stock held by them and their affiliates into shares of Class A Common Stock on a one-to-one basis at the time the subscription shares are issued to TW Investor.

Preemptive Rights Letter Agreement

Under the terms of a letter agreement, dated as of April 30, 2012, among the Company, TW Investor, and RSL Investor and certain of its affiliates (the “Preemptive Rights Letter Agreement”), TW Investor has agreed to exercise its pre-emptive rights to acquire additional shares of Class A Common Stock to maintain a 40% interest in the Company on a diluted basis in connection with offerings of Class A Common Stock for cash or in any privately negotiated transactions in exchange for certain indebtedness that we may undertake during the 180 days following the Loan Disbursement Date, to the extent TW Investor can surrender for cancellation TW Loans for the purchase price of such shares.  Under the Preemptive Rights Letter Agreement, TW Investor can subscribe for shares of Class A Common Stock at the lesser of the Purchase Price and the offer price in equity offerings for cash prior to the repayment of the TW Loans and at the lesser of the Purchase Price and the offer price for Class A Common Stock offered in any privately negotiated transactions in exchange for certain indebtedness that we may undertake during the 180 days following the Loan Disbursement Date, provided, that the Company shall not issue any shares of Class A Common Stock at a price that is less than 95% of the Purchase Price and shall not repurchase more than $125 million aggregate principal amount of such indebtedness.

Voting Agreement and Registration Rights Agreement

The shares to be issued to TW Investor pursuant to the transactions described in this Proposal will be entitled to registration rights pursuant to the Registration Rights Agreement (the “TW Registration Rights Agreement”), dated May 18, 2009, by and between TW Investor and the Company and will be subject to the Irrevocable Voting Deed and Corporate Representative Appointment (the “Voting Agreement”), dated May 18, 2009, by and among TW Investor, RSL Savannah LLC and the Company.  Pursuant to the Voting Agreement, TW Investor granted RSL Savannah LLC the right to vote shares of Class A Common Stock or Class B Common Stock acquired by TW Investor during the term of the voting agreement except with respect to certain transactions that would result in a change of control of the Company.

RSL Registration Rights Agreement

Under a Registration Rights Agreement to be entered into between the Company and RSL Investor (the “RSL Registration Rights Agreement”) at the closing of the share subscription to RSL Investor in accordance with the RSL Subscription Agreement, RSL Investor will receive the right to demand in any consecutive twelve-month period up to two registrations of certain equity securities held by the RSL Investor and its affiliates (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration, and piggyback registration rights (subject to customary cutbacks).

Use of Proceeds from Transaction

We expect to use the proceeds from the sale of the shares of Class A Common Stock for the repayment of amounts drawn under the TW Credit Agreement.

Effect on Outstanding Common Stock

The issuance and sale of the shares to TW Investor and RSL Investor upon closing will have a dilutive effect on the earnings per share.

The holders of Class B Common Stock have agreed to convert all shares of Class B Common Stock into shares of Class A Common Stock on a one-to-one basis at the time the subscription shares to be issued to TW Investor are issued.  As shares of Class B Common Stock entitle their holders to 10 votes per share, the conversion of shares of Class B Common Stock into shares of Class A Common Stock will have the effect of increasing the relative voting power of each share of Class A Common Stock.  For example, assuming the conversion of the Class B Common Stock into Class A Common Stock, and without giving effect to any of the transactions contemplated in this proxy statement, Mr. Lauder’s voting power decreases from 70.2% to 39%. The Voting Agreement will continue to be in force following the conversion of the Class B Common Stock, and RSL Investor will continue to vote the shares owned by TW Investor in accordance with the Voting Agreement.

Based on our capitalization as of April 30, 2012, assuming the conversion of shares of our Class B Common Stock into shares of Class A Common Stock and after giving effect to the sale of the subscription shares, TW Investor will hold 32,355,164, or 41.7%, of our Class A Common Stock, and RSL Investor and its affiliates will hold 5,016,936 shares, or 6.6%, of our Class A Common Stock. Assuming the issuance of the maximum number of option shares under the TW Subscription and Equity Commitment Agreement, TW Investor could hold shares of Class A Common Stock representing 49.9% of our outstanding shares of Class A Common Stock.  Upon termination of the Voting Agreement, TW Investor will have significant influence over corporate actions requiring shareholder approval, such as the election of directors, amendment of charter documents and the approval of merger or significant asset sale transactions.

Consequences if Shareholder Approval is Not Obtained

If shareholder approval as described in this proxy statement is not obtained, we will not be able to complete the transactions as contemplated by the TW Subscription and Equity Commitment Agreement and the RSL Subscription Agreement because doing so would not be in compliance with the NASDAQ Marketplace Rules, and such non-compliance could result in the delisting of our shares of Class A Common Stock from the NASDAQ Global Select Market.  In addition, shareholder approval is one of the conditions to the closing of the transactions contemplated by the TW Subscription and Equity Commitment Agreement and the RSL Subscription Agreement.  Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this Proposal.

Accordingly, we would be required to seek alternative sources of capital to improve liquidity and reduce leverage, which may not be available to us on commercially reasonable terms, if at all.

Even if shareholder approval of the issuance and sale of the shares is obtained, there is no assurance that such issuance and sale of the shares as contemplated by this Proposal will actually take place.  The TW Subscription and Equity Commitment Agreement and the RSL Subscription Agreement contain certain closing conditions which the respective parties thereto must meet before the parties are obligated to consummate the closing of the transactions contemplated thereby.  There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the closing.  Additionally, if the Company does not issue any shares of Class A Common Stock to third parties, TW Investor would not be able to exercise its preemptive rights, and no participation shares would be issued to TW Investor in connection therewith.

No Appraisal Rights

Pursuant to Bermuda law, holders of shares of our Common Stock are not entitled to appraisal rights with respect to this Proposal.

Vote Required; Recommendation

The approval of the issuance of the shares described in this Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present.  Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this Proposal.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the issuance and sale of the shares described in this Proposal.

THE INDEPENDENT, DISINTERESTED DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ISSUANCE AND SALE OF THE SHARES DESCRIBED IN THIS PROPOSAL.

PROPOSAL 4

TO APPROVE AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

Overview

We are seeking shareholder approval of an employee stock option exchange program (the “exchange program”). The exchange program is subject to the approval of our shareholders under NASDAQ Marketplace rules as described below.

If the exchange program is implemented, Company employees would be given the opportunity to exchange stock options with an exercise price greater than 1.5 times the volume weighted average share price (the “VWAP”) of shares of our Class A Common Stock for the 30 trading days prior to the launch of the exchange program for a lesser number of new restricted stock units. The exchange program is contingent on the number of outstanding shares of common stock of the Company increasing by at least 13 million, which represents approximately 20% of the outstanding common stock of the Company, in connection with the transactions set out in Proposal 3. The exchange ratios will be determined on the basis of a  number of factors, including the relative proportions of vested and unvested stock options held by an eligible individual, the fair value of the restricted stock units to be granted relative to the fair value of the stock options that are surrendered and the amount of equity to be issued pursuant to Proposal 3.  In any event, we will not apply an exchange ratio that would result in more than one restricted stock unit being issued for each two options being surrendered. We will use the VWAP, adjusted to reflect the Company’s average share price volatility, as a threshold for stock options eligible to be exchanged. This threshold is designed to ensure that only outstanding stock options that are substantially “underwater” are eligible for the exchange program. The VWAP for 30 trading days prior to April 2, 2012 is $7.36 and for 52 weeks is $11.92.

Our share price is volatile and has experienced a significant decline from its historical levels since the financial and economic crisis that began at the end of 2008. The Company’s business has been, and continues to be, adversely impacted by a slow return to growth in our markets following a long period of recession. As a consequence, all of the stock options granted to the Company’s current employees have exercise prices that greatly exceed both the current market price of the Company’s Class A Common Stock and the VWAP for the previous 52 weeks. Accordingly, the Board and the Compensation Committee believe these underwater stock options no longer provide the long-term incentive, retention and compensation objectives that they were intended to provide when issued.

The Board believes that the exchange program is in the best interest of our shareholders, employees and the Company for the reasons set out below.

Rationale for the Exchange Program

Following the financial and economic crisis that began at the end of 2008, the markets in which the Company operates fell into recession and their television advertising markets contracted significantly in response to sharply reduced consumer demand. Our revenue generation comes substantially from the sale of television advertising which in turn is heavily dependent on general economic conditions and consumer confidence. Consumer confidence is affected by the amount of discretionary income consumers have to spend, and they have less to spend as a result of job losses, reduced access to credit, and sharply falling asset values.  The Company’s business has been, and continues to be, adversely impacted by a slow return to growth. While the economies in which the Company operates returned to modest growth overall in 2011 (measured in terms of real GDP), the television advertising markets in these economies continued to decline year-on-year during the first half of 2011 as advertisers maintained reduced rates of spending in light of continued depressed consumer demand and ended flat in the aggregate in 2011 compared to 2010.  We have taken a number of steps since 2008 to transform and reinvigorate our business and improve our performance.  However, the levels of television advertising spending in our market are still well below levels achieved in 2008 and earlier. The effect of this operating environment together with the impact of unforeseen macroeconomic events, such as the debt ceiling debate in the United States in the summer of 2011, the Eurozone sovereign debt crisis, which began shortly thereafter and is ongoing as well as other global events, have continued to depress our share price.

As a consequence, all of the stock options granted to the Company’s current employees have an exercise prices that greatly exceed both the current market price of the Company’s Class A Common Stock and the VWAP for the previous 52 weeks.  As of April 2, 2102, the closing price of our shares of our Class A Common Stock on the NASDAQ Global Select Market was $8.49.  As of April 2, 2012, we had 2,393,313 outstanding stock option awards, of which 1,777,500  were held by our current employees, 549,500 were held by non-employee directors and 66,313 were held by former employees.  The weighted average exercise price of stock options held by employees was $23.15 for unvested stock options and $39.95 for vested stock options.  The exercise prices of all outstanding stock options granted to employees range from $17.52 to $113.56.

Stock incentive awards are an essential part of our total compensation structure, and when share price growth is flat to down, it has an impact on the total compensation of employees. The Company relies on its employees to help achieve its objectives. They are a key component to our drive to maintain and enhance our competitive position and to prepare for future growth. Many of our employees have been working for us for a number of years and have developed skills or knowledge that would be difficult to replace.  An effective and competitive incentive program is therefore critical to the success of our business to motivate key employees and to reward their contributions by allowing them to benefit from increases in the value of our shares.  As eligible stock options have been out-of-the-money for an extended period of time, employees have not been able to receive value by exercising them.  If our share price remains at current levels, existing stock options will continue to have no value due to the significant difference between the current trading price and the exercise prices of outstanding stock option awards.  As a result, our equity awards will not be an effective incentive to reward and retain key employees.

Finally, our Compensation Committee is considering making equity compensation awards of restricted stock units rather than stock options going forward (subject to its discretion to make awards other than restricted stock units, if the granting of restricted stock units raises local regulatory, tax, accounting or administrative concerns). The exchange program will align existing awards with such a granting policy.

We believe this exchange program is in the best interests of our shareholders and our employees, and if approved by shareholders, would enable us to motivate and engage our eligible participants to continue to build shareholder value and to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to eligible stock options.

In evaluating how to continue to incentivize and retain our employees who have significantly out-of-the-money stock options, we considered:

•
Increasing cash compensation. We considered whether we could increase base and target bonus cash compensation to replace underwater equity incentives. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. In addition, these increases would not reduce the overhang of unexercised options.

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Granting additional equity awards. We also considered making special one-time grants of additional stock options at current market prices or another form of equity award to the employees. However, additional grants to the eligible employees of an equivalent value would serve to increase our overhang significantly as well as the potential dilution of our shareholders.

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Exchanging stock options for cash. We also considered implementing a program to exchange out-of-the-money stock options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations. In addition, such a program would not advance one of the important components of the equity award program, which is to deliver meaningful long-term retention value.

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Exchanging stock options for stock options. We also considered implementing a program to exchange out-of-the-money stock options for new stock option awards with lower exercise prices. The reason that we decided upon a stock options-for-restricted stock units program is that in a very volatile equity market and under the circumstances in which an exchange would be conducted, we believe restricted stock units provide greater retention and compensation value than stock options.

In addition to providing a renewed incentive to retain and motivate employees, we determined that a program under which participating employees could exchange stock options for a lesser number of restricted stock units was the most attractive alternative for a number of additional reasons, including the following:

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The exchange program will allow us to obtain value for previous compensation expense.  We have incurred compensation expense in respect of our current stock option awards despite employees being unable to enjoy any benefits through the exercise of the stock options.  We believe that the exchange program is reasonable and balanced because fewer shares would be reserved for issuance for restricted stock unit awards, the awards would vest in equal instalments over a three-year period from the date of grant and would not be expected to have significant adverse impact on our reported earnings, and fully vested awards may be surrendered for unvested replacement awards, which offers the potential for a significant positive impact on retention, motivation and performance.

•
The exchange program will reduce our “equity award overhang”. Outstanding stock options cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them has left our employment.  Under the proposed exchange program, eligible employees will receive significantly fewer replacement restricted stock unit awards in exchange for their surrendered stock options, which will reduce overall the number of shares underlying outstanding equity awards. Based on the assumptions described below, if all eligible stock options are exchanged, stock options to purchase approximately 1.8 million shares will be surrendered and cancelled, while replacement awards covering approximately 0.7 million shares will be granted, resulting in a net reduction in the outstanding equity awards by approximately 1.1 million shares. All eligible stock options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. Because the exchange program is further conditioned on the occurrence of a substantial change to the Company’s capital structure, the proportion of Class A shares reserved for issuance of equity awards will be even smaller as a proportion of the total outstanding shares of the Company.

•
The reduced number of shares subject to the replacement stock options will conserve our equity pool.  Under the exchange program, shares subject to eligible stock options that are surrendered will return to the pool of shares available for future grant under our Stock Incentive Plan (which is attached as Exhibit C to this proxy statement). This return of shares will constitute an efficient use of the shares available for future issuance.

As a result, we determined that a program under which our employees could exchange out-of-the-money stock options for a lesser number of restricted stock units was the most attractive means available to us to restore incentives for our employees.

Summary of the Exchange Program Structure

We are asking our shareholders to approve the exchange program with the following features:

•
Eligible stock options. Only stock options with a per share exercise price greater than 1.5 times the VWAP for the 30 trading days prior to the launch of the exchange program will be eligible to be exchanged for restricted stock units.  The VWAP for our Class A shares for the 30 trading days prior to April 2, 2012 is $7.36.

•
Establishment of a new vesting period. New restricted stock unit awards will be subject to a new vesting period whereby these award will vest in equal instalments over a three-year period from the date of grant. Our typical vesting period for employees is over four years in equal instalments. The new vesting period supports the retentive value of the new awards and acknowledges that employees may be surrendering fully-vested but significantly underwater awards.

•
Executive officers are eligible to participate.  Historically, executive officers have been granted annually approximately 55% of the total equity compensation awards made to employees.  The Board and the Compensation Committee believe that including executive officers together with other employees holding eligible stock options is reasonable and desirable in order to obtain the maximum benefit of the principal goals of the exchange program.

•
Non-employee directors will not be eligible to participate in the exchange program.  Although our directors also hold stock options that are significantly underwater, these individuals are not eligible to participate in the exchange program.

•
Exclusion of former employees. Because the exchange program is designed to improve the retentive element of the Company’s equity-based awards, former employees would be excluded from participating in the exchange program.

•
Implementation of the exchange program following shareholder approval. If we receive the required shareholder approval, we will only implement the exchange program if the number of shares of our outstanding common stock increases by more than 13 million (other than due to the conversion of any outstanding convertible debt), and in any event will not apply an exchange ratio that would result in more than one restricted stock unit being issued for each two options being surrendered. The exchange program will be commenced within twelve months of the date of shareholder approval. The actual implementation date within that twelve-month period will be determined by the Compensation Committee. If the exchange program does not commence within this time frame, the Company will not conduct the exchange program without first seeking shareholder approval. The Board reserves the right to amend, postpone, or under certain circumstances cancel the exchange program once it has commenced.

Description of the Exchange Program

Eligible Participants.  All of our current employees who hold eligible stock option awards may participate in the exchange program. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange program starts and on the date on which the surrendered stock options are cancelled and the restricted stock unit awards are granted to replace them. For eligible employees in some non-U.S. jurisdictions, in the discretion of our Compensation Committee, eligible stock options may be exchanged for a form of award other than restricted stock units, if granting of restricted stock units under the exchange program raises local regulatory, tax, accounting or administrative concerns.

Any employee holding eligible stock options who elects to participate but whose employment terminates for any reason prior to the grant of the restricted stock unit awards, including voluntary resignation, retirement, involuntary termination, layoff, death, or disability, will not be eligible to participate in the exchange program and will instead retain his or her eligible stock options subject to their existing terms.

Participation in the Exchange Program. Eligible employees do not have to participate in the exchange program; participation in the exchange program is voluntary. Eligible employees will have an election period of at least 20 business days from the start of the exchange program in which to determine whether they wish to participate. Upon the commencement of the exchange program, eligible employees holding eligible stock options will receive printed exchange offer materials explaining the precise terms and timing of the exchange program. If an eligible employee does not elect to participate in the exchange program, then his or her eligible stock options will remain outstanding in accordance with their current terms.

Eligible Stock Options. Stock options held by eligible employees with a per share exercise price greater than 1.5 times the VWAP for the 30 trading days prior to the launch of the exchange program will be eligible to be surrendered for restricted stock units. We will not permit stock options granted since the last annual grant in May 2011 to be exchanged.  All outstanding stock options have time-based vesting.

As of April 2, 2012, there were 1,038,356 outstanding stock options held by our current employees (excluding grants made to our non-employee directors). Assuming for purposes of illustration that the exchange program had been commenced on that date, all outstanding stock options would be eligible for exchange by employees (excluding our non-employee directors) under the proposed exchange program.

Terms of Exchange. Shortly before the start of the exchange program, the Compensation Committee will determine exchange ratios by assigning an average exchange ratio to each of the pools of vested and unvested stock options, depending on the fair market value of our Class A shares on the determination date (which is expected to be the closing price of our common stock).

The exchange ratios will be determined with reference to the fair value of the eligible vested and unvested stock options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current share price, the volatility of our common stock and the expected term of an eligible stock option. In order to adjust for the fact that the Company’s current share price is significantly below its historical levels (which result in the stock options having significant value under the Black-Scholes model), we would adjust the exchange ratios to reflect the impact of equity offered in the event the financing transactions in Proposal 3 are completed. We believe this is an appropriate way to balance the value of the replacement restricted stock units to employees and the potential dilutive impact of replacement awards on the Company.

Although the exchange ratios cannot be currently finalized, we can provide an example based on certain assumptions regarding a hypothetical commencement of the exchange program in April 2012. The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative stock price of $8.00, (ii) 1.5 times the VWAP for the 30 trading days prior to April 2, 2012 was $11.04, (iii) a weighted average remaining life of 5.45 years, and (iv) the assumption that the expected volatility used for calculations was 75%. Based on the above method of determining the exchange ratios, eligible participants would receive restricted stock units in the amount of 23% of the number of vested options surrendered and 46% of the number of unvested options surrendered.

The total number of restricted stock units an employee will receive with respect to a current holding of eligible stock options will be determined by multiplying the number of vested and unvested options by the applicable exchange ratio, applying the implied dilution factor, and rounding down to the nearest whole share.

The following example is intended to illustrate the number of restricted stock units an eligible participant currently holding 100,000 options to purchase shares of Class A Common Stock would receive, depending on the proportion of vested and unvested options exchanged.  In each case, the implied dilution factor is assumed to be 20%, the minimum level required for the exchange program to be implemented.

	Current holding	Exchange ratio	Number of restricted stock units	Dilution factor	Total
Vested	100,000	23%	23,000	4,600	27,600
Unvested	-	46%	-	-	-
Total	100,000		23,000	4,600	27,600

Vested	50,000	23%	11,500	2,300	13,800
Unvested	50,000	46%	23,000	4,600	27,600
Total	100,000		34,500	6,900	41,400

Vested	-	23%	-	-	-
Unvested	100,000	46%	46,000	4,000(1)	50,000
Total	100,000		46,000	4,000	50,000

(1)
The amount of restricted stock units received under the dilution factor is reduced to ensure that the total number of restricted stock units received does not exceed more than one restricted stock unit being issued for each two options surrendered.

The eligible stock options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered stock options will again become available for future awards under the Stock Incentive Plan.

Terms and Conditions of the Restricted Stock Unit Awards. All restricted stock units will be granted with a fair value equal to the closing price of our common stock on the restricted stock unit grant date as reported by the NASDAQ Global Select Market.  None of the restricted stock units granted in exchange for eligible stock options will be vested on the date of grant. The new restricted stock units will vest, subject to a participating employee’s continued employment, in equal instalments over the three-year period from the date of grant.  Our typical vesting period for employees is over four years in equal instalments.  The  new vesting period is intended to support the retentive value of the award and to balance the fact that many participating employees would be surrendering awards that are fully vested already.

Restricted stock units issued in the exchange program will be granted pursuant to the Company’s Stock Incentive Plan and will be subject to the terms and conditions of the Stock Incentive Plan and a restricted stock unit award agreement to be entered into between the Company and each participating employee.

Effect on Shareholders. The exchange program is designed to provide renewed incentives and motivate the eligible employees to continue to create shareholder value and is also designed to reduce the number of shares currently subject to outstanding stock options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the exchange program on our shareholders because we cannot predict which or how many employees will elect to participate in the exchange program, nor can we predict which or how many eligible stock options such employees will elect to exchange.

Effect on the Stock Incentive Plan. If all of the currently outstanding stock options awarded to current employees were exchanged for restricted stock units in accordance with the assumed exchange ratios and an eligible participant had an equal portion of vested and unvested stock options, approximately 0.7 million restricted stock units would be issued under the Stock Incentive Plan.

As of April 2, 2012, there were 1,038,856 Class A shares available for future awards under the Stock Incentive Plan. Under the terms of our Stock Incentive Plan, the grant of a restricted stock unit award reduces the number of shares of common stock available for issuance under the Stock Incentive Plan by one share for each share subject to a restricted stock unit award.

If all of the eligible stock options were exchanged for restricted stock units in accordance with the assumed exchange ratios, eligible stock options for approximately 1.8 million shares would be surrendered and cancelled, approximately 1.8 million shares would be returned to the Stock Incentive Plan and approximately 0.7 million restricted stock units would be issued, resulting in a net increase in the number of Class A shares remaining available for issuance for future grants under the Stock Incentive Plan by 1.1 million.

U.S. Federal Income Tax Consequences of Exchange Program to Participating Employees. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange offer materials that will be made available to employees upon the commencement of the exchange program. The law and regulations themselves are subject to change, and the United States Internal Revenue Service  is not precluded from adopting a contrary position. The exchange of eligible stock options for restricted stock units pursuant to the exchange program should be treated as a non-taxable exchange and the Company and participating employees generally should recognize no income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of restricted stock unit awards. However, the tax consequences for participating employees outside the U.S. may differ.

Accounting Impact. Under Accounting Standard Codification Topic 718, Compensation – Stock Compensation, we expect to recognize the unamortized compensation cost of the surrendered stock options as well as any incremental compensation cost of the restricted stock unit awards granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock unit award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. This expense will be recognized ratably over the vesting period of the restricted stock units. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of employment, the expense for the forfeited restricted stock units will be reversed and will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered stock options which would have been recognized under the original vesting schedules.

New Plan Benefits

Because the exchange program is subject to a significant change in the capitalization of the Company and the decision whether to participate in the exchange program is completely voluntary, we are not able to predict, assuming the conditions to the exchange program are met, how many employees will elect to participate, how many stock options will be surrendered for exchange or the number of restricted stock units that may be granted under the program. As noted above, non-employee directors are not eligible to participate in the exchange program.

Implementation of the Exchange Program

We have not commenced the exchange program and will not do so unless our shareholders approve Proposal 3 and the other conditions to launching the exchange program have been satisfied. Provided that such approval is received and the other conditions satisfied, the exchange program will commence at a time determined by the Compensation Committee. We have twelve months following the approval of this Proposal 4 by our shareholders to commence the exchange program. However, even if the exchange program is approved by our shareholders, the Compensation Committee will retain the authority, in its discretion, to amend or postpone or under certain circumstances cancel the exchange program at any time prior to expiration of the election period under the exchange program.

At the commencement of the exchange program, employees holding eligible stock options will receive printed exchange offer materials explaining the precise terms and timing of the exchange program. Employees will be given at least 20 business days to elect to exchange all or a portion of their eligible stock options for restricted stock units. Once the offer to exchange is closed, eligible stock options that were surrendered for exchange will be cancelled, and the Compensation Committee will approve grants of restricted stock unit awards to participating employees in accordance with the established exchange ratios. All such restricted stock unit awards will be granted under the Stock Incentive Plan and will be subject to the terms of such plan and a restricted stock unit award agreement to be entered into between the Company and each participating employee.

While the terms of the exchange program are expected to be materially similar to the terms described above, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, requirements of applicable law, accounting rules, and Company policy decisions that make it appropriate to change the exchange program. We also may alter the method of determining the exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to achieve the aims of the exchange program.  However, we will not permit non-employee directors to participate, allow stock options priced below 1.5 times the volume weighted average share price of our Class A shares for the 30 trading days prior to the launch of the exchange program and stock options granted since the last annual grant in May 2011 to be exchanged.

Additionally, we may decide not to implement the exchange program even if shareholder approval of the exchange program is obtained, or may amend or terminate the exchange program once it is in progress. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC at or before commencement of the exchange program.  Shareholders as well as members of the public will be able to access the offer to exchange and other documents we file with the SEC free of charge on the SEC’s web site at www.sec.gov or on our website at www.cme.net.  Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for United States tax residents as the tax treatment of the exchange program is not entirely certain. All of our employees are located outside the United States. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

NASDAQ Shareholder Approval Requirement

We are seeking shareholder approval of the exchange program in accordance with the NASDAQ Marketplace rules.

NASDAQ Marketplace Rule 5635(c) requires shareholder approval prior to the issuance of securities when a stock option or purchase plan is established or materially amended or other equity compensation agreement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants. Because officers and employees may participate in the exchange program, we are seeking shareholder approval pursuant to Rule 5635(c).

Vote Required; Recommendation

The approval of the employee stock option exchange program requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this proposal.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the approval of the employee stock option exchange program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE EMPLOYEE STOCK OPTION EXCHANGE PROGRAM.

PROPOSAL 5

AMENDMENTS TO THE STOCK INCENTIVE PLAN

On April 19, 2012, the Board of Directors adopted, subject to approval by shareholders, amendments to the Stock Incentive Plan (the “2012 Amended Plan”). A copy of the 2012 Amended Plan, with changes from the Stock Incentive Plan in bold text, is included as Exhibit C to this proxy statement.

The 2012 Amended Plan

The Stock Incentive Plan was originally adopted in 1995 as the Central European Media Enterprises Ltd. 1995 Stock Option Plan, amended several times thereafter, and amended and restated in 2005 and 2009.  The Stock Incentive Plan was further amended by resolution of the Board on April 19, 2012, subject to the approval by a majority of the votes cast by the Company’s shareholders.

The 2012 Amended Plan allows the Company, under the administration of the Compensation Committee, to make  grants of non-incentive stock options, restricted stock awards and restricted stock units to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and non-employee directors, further align their interests with those of our stockholders and to continue to link employee compensation with the Company's performance.

The 2012 Amended Plan increases the number of shares of Class A Common Stock authorized for issuance thereunder by 1,500,000 to 7,500,000. Since the original adoption of the Stock Incentive Plan in 1995, options over 2,552,331 shares of Class A Common Stock have been exercised and options over 2,360,563 shares of Class A Common Stock are currently outstanding. As of February 27, 2012, 1,002,106 shares of Class A Common Stock (including up to 255,000 shares of Class B Common Stock) were available for issuance under the Stock Incentive Plan.  If shareholders approve the 2012 Amended Plan, 2,502,106 shares of Class A Common Stock,  including up to 250,000 shares of Class B Common Stock, will be available for grants of awards by the Compensation Committee, provided, that the combined total number of shares of Class A and Class B Common Stock granted pursuant to the 2012 Amended Plan shall not exceed 7,500,000 shares of Common Stock. If the employee option exchange program described in Proposal 4 is approved by shareholders, additional shares would be available for issuance under the Amended Plan; however, it will not be possible to determine the total number prior to the option exchange. Any shares that are not delivered because an award expires, is forfeited, cancelled, surrendered, otherwise terminated, or are not delivered because such shares are used to pay the Company for tax withholding obligations, shall be deemed not to have been delivered in determining the number of shares available under the 2012 Amended Plan and may be subject to further grants of awards. Shares used to pay the Company for tax withholding obligations shall be valued at their fair market value on the applicable date.

Under the terms of the 2012 Amended Plan, all employees of the Company and certain of its subsidiaries as well as all non-employee directors of the Company are eligible to receive awards. The Compensation Committee determines, based on a recommendation from management, which employees will participate in grants of awards. In 2011, approximately fifty employees received awards.

The Company’s ability to grant incentive stock options terminated in 2005 following the ten-year anniversary of the initial adoption of the Stock Incentive Plan.

Vesting and Exercise of Stock Options

The exercise price of stock options granted may not be less than the fair market value of the shares of Class A Common Stock on the date of grant. The fair market value is generally the closing price of the Company’s shares of Class A Common Stock on the date of grant. The term of these awards is determined by the Compensation Committee but may not be longer than 10 years. The Compensation Committee will determine at the time of grant when each such award becomes vested or exercisable. Vesting may also accelerate upon a change of control trigger event, as set forth below.

Vesting of Restricted Stock Awards and Restricted Stock Unit Awards

The Compensation Committee may make a grant, issuance, retention or vesting of restricted stock awards and restricted stock unit awards contingent upon continued employment with the Company, the passage of time, or the level of achievement against such performance criteria.  The vesting schedule shall be set by the Compensation Committee at the time of grant and shall not exceed ten years.  Awards of restricted stock units may be settled in shares of Class A Common Stock or cash, as determined by the Compensation Committee (based on the fair market value of such restricted stock unit as determined by reference to the fair market value of a share of Class A Common Stock on the date the restricted stock unit has vested). Vesting of restricted stock awards and vesting and exercisability of restricted stock units is accelerated on a change in control as defined in Section 409A of the Code. The Compensation Committee may structure the vesting schedule of an award so that there is a “substantial risk of forfeiture” or such award constitutes “short-term deferral” within the meaning of Section 409A of the Code, or the Compensation Committee may choose other terms and conditions such that the award will not constitute “short-term deferral” under Section 409A of the Code.

Performance criteria specified by the Compensation Committee in the award may include:  (i) attainment of or growth in a specified level of earnings per share, (ii) price appreciation of shares of our common stock, (iii) attainment of or growth in a specified level of net income or net operating income, (iv) operating income before depreciation and amortization, (v) revenues, (vi) audience or market share, (vii) cost reduction goals, (viii) return on equity, (ix) operating cash flow, (x) return on assets, (xi) the completion of certain corporate transactions or other strategic objectives, or (xii) a combination of the foregoing.

Amendments and Termination

Vested awards expire on the earlier of their stated expiration date or (i) one year after termination of employment, if such employment is terminated by reason of disability, death or retirement at or after age 65, or (ii) ninety (90) days after termination of employment, if such employment is terminated by the Company or a subsidiary other than for cause or by the employee’s voluntary termination, provided, however, that the Compensation Committee may in its discretion amend the period following termination during which an option may be exercised. In the event that employment is terminated for cause, awards which have not expired or otherwise been cancelled terminate immediately.

The 2012 Amended Plan may be terminated by the Board of Directors of the Company or amended by the Board of Directors, subject to approval of the holders of a majority of shares of our common stock voting as a single class for material amendments.

2012 Amended Plan Adjustments to Number of Shares

Pursuant to the 2012 Amended Plan, in the event of a share split, combination of shares, share exchange or other combination,  reclassification, reorganization or merger, the number of shares available for grant of awards and the number and type of shares for which any award is exercisable (as well as the exercise price) may be equitably adjusted (or substituted) by the Compensation Committee.

In connection with a change of control trigger event (as defined below), all Awards will become vested and immediately exercisable or all forfeiture or transfer restrictions shall lapse following such change of control trigger event unless the Compensation Committee (i) determines that on such change of control trigger event each Award outstanding will  terminate within a specific number of days after notice to the holder and such holder shall receive fair value for such Award, or (ii) provides for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previous granted under the Stock Incentive Plan.

For purposes of the 2012 Amended Plan, a “change of control trigger event” shall be deemed to have occurred upon (1) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the U.S. Exchange Act of 1934) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; (2) the occurrence of any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), being or becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (excluding such ownership by a Permitted Holder (as defined the 2012 Amended Plan)); (3) a change in the composition of the Board in a two-year period such that the majority of the Board are not continuing directors; (4) the sale or other disposition (in one transaction or a series of transactions) of substantially all of the assets of the Company to an unaffiliated third party or the liquidation or dissolution of the Company; or (5) the termination of service (other than for cause (as defined in the 2012 Amended Plan)) of a participant within twelve months of any of the foregoing having occurred; provided, that for purposes of Section 409A of the Internal Revenue Code of 1986, as currently in effect (the “Code”), a change of control trigger event shall only be deemed to have occurred if such change constitutes a “change of control” within the meaning of Section 409A of the Code.

These amendments are intended to supplement provisions in the Company’s existing stock option agreements relating to the acceleration and cancellation of options in the event of certain changes of control, including the sale of substantially all of the Company’s assets, a merger, reorganization, consolidation or other corporate transaction in which the Company is not the surviving entity. The change of control provisions in the 2012 Amended Plan also provide the Compensation Committee with the flexibility to take decisions in respect of awards that are suitable to specific circumstances or transactions, with due regard for any tax, regulatory or other considerations.

2012 Amended Plan Benefits

Pursuant to the existing Stock Incentive Plan, the award that may be granted annually to non-employee directors of the Company on the date of the Meeting and each annual general meeting thereafter is either (i) 10,000 non-qualified stock options or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of 10,000 non-incentive stock options on the date of grant. Under the 2012 Amended Plan, the Compensation Committee has discretion to determine the amount and form of the award. Awards will consist of non-qualified stock options, restricted stock units or restricted stock.

Because the size of the award will be determined annually by the Compensation Committee, there is no specific award of non-qualified stock options, restricted stock or restricted stock units. Accordingly, it is not possible to determine either the value of a grant of non-qualified stock options or, alternatively, the number of shares of restricted stock or the number of restricted stock units that the Compensation Committee could grant as neither their value nor the fair market value of the Class A Common Stock of the Company can be determined until the date of grant.  The U.S. dollar value of non-qualified stock options is calculated using the methodology that is employed by the Company for valuing options in its most recent financial statements. Future awards under the 2012 Amended Plan to executive officers and employees, and any additional future awards to non-employee directors, are discretionary and cannot be determined at this time.

Stock Incentive Plan Awards

The amount of options received by the indicated persons or groups under the Stock Incentive Plan since its inception in 1995 are as follows:

Name	Number of Options

Ronald S. Lauder	245,000
Herbert Granath	110,000
Paul Cappuccio	-
Michael Del Nin	-
Charles R. Frank, Jr.	100,000
Alfred W. Langer	110,000
Fred Langhammer	25,000
Bruce Maggin	84,000
Parm Sandhu	25,000
Duco Sickinghe	35,000
Kelli Turner	5,000
Eric Zinterhofer	68,000
Adrian Sarbu President and Chief Executive Officer	495,000
David Sach Chief Financial Officer	160,000
Anthony Chhoy Executive Vice President, Strategic Planning and Operations	69,000
Andrei Boncea Senior Vice President, Content	40,000
Daniel Penn General Counsel	163,500
Current Executive Officers as a group	1,210,250
Current Directors who are not Executive Officers as a group	807,000
All Employees (excluding current Executive Officers)	5,271,205

U.S. Tax Consequences

The following discussion of U.S. Federal income tax consequences is based on an analysis of the Code, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change.  These tax consequences apply to participants who are subject to U.S. federal income tax. No attempt is made to address any state and local, foreign or estate and gift tax consequences that may arise in connection with the grants described herein.

This summary assumes that all options and restricted stock awards will be exempt from the rules under Section 409A of the Code regarding nonqualified deferred compensation.  If such an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Stock option grants under the 2012 Amended Plan may be non-qualified stock options governed by Section 83 of the Code or, if granted to employees prior to August 1, 2005, may be intended to qualify as incentive stock options under Section 422 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option. The Company's practice has been to grant non-qualified stock options. Under current U.S. tax laws, if a participant exercises a non-qualified stock option, he or she will immediately have taxable income at ordinary rates equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

A participant will have no taxable income upon exercising an incentive stock option (except that alternative minimum tax may apply) if the option holder has been an employee at all times beginning with the stock option grant date and ending three months before the date the holder exercises the stock option (or twelve months in the case of termination of employment due to disability).  If the option older has not been so employed during that time, the option holder will be taxed as described above for non-qualified stock options.

A subsequent sale or other disposition of the shares obtained through the exercise of incentive stock options will be a capital gain or loss.  If such sale or other disposition is made after the requisite holding period is satisfied the capital gain or loss will be the difference between the amount realized on the disposition and the exercise price of the option. If the requisite holding period is not satisfied at the time of the sale or disposition the portion of any gain that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the exercise price and (b) the amount realized on the sale or disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The requisite holding period of shares acquired by exercise of an incentive stock option is the later of two years from the date of grant of the option and one year from the date of exercise of the option.

Restricted stock is governed by Section 83 of the Code. Unless an election is made by the recipient under Code Section 83(b), a grantee will not recognize any taxable income upon the award of restricted shares that are not transferable and are subject to a substantial risk of forfeiture.  Dividends paid with respect to restricted shares prior to the lapse of restrictions applicable to those shares will be taxable as compensation income to the grantee. Generally, the grantee will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse.  The grantee's tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares.  The recipient's holding period will commence on the date on which the restrictions lapse.

As indicated above, a grantee may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted shares (rather than being taxed as described above) based on the fair market value of the shares of common stock subject to the award on the date of the award.  If a grantee makes that election, any dividends paid with respect to those restricted shares will not be treated as compensation income, but rather as dividend income, and the grantee will not recognize additional taxable income when the restrictions applicable to his or her restricted shares lapse.  Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a grantee in connection with his or her restricted shares in the taxable year in which that grantee recognizes the ordinary income.

Restricted stock units are governed by Section 409A of the Code.  Restricted stock units become taxable when payment is made or the shares are issued with respect to the restricted stock units in accordance with the payment schedule set forth in the relevant restricted stock unit agreement. For restricted stock units settled in shares, ordinary income tax is paid on the fair market value of the stock when the shares are issued, and then capital gain rates apply to the appreciation or depreciation of such shares at the time they are sold.

We are not a U.S. taxpayer and therefore do not expect to be entitled to any business expense deductions with respect to the foregoing. However, our U.S. subsidiary may be entitled to such deductions, to the extent allowable under U.S. tax laws, on account of ordinary income recognized by its own employees with respect to any stock options, restricted stock awards or restricted stock units granted to them.

NASDAQ Shareholder Approval Requirement

We are seeking shareholder approval of the 2012 Amended Plan in accordance with the NASDAQ Marketplace rules.

NASDAQ Marketplace Rule 5635(c) requires shareholder approval prior to the issuance of securities when a stock option or purchase plan is established or materially amended or other equity compensation agreement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants. Because officers, directors and employees may receive grants of non-incentive stock options, restricted stock awards and restricted stock units pursuant to the 2012 Amended Plan, we are seeking shareholder approval pursuant to Rule 5635(c).

Vote Required; Recommendation

The adoption of the 2012 Amended Plan requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this proposal. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the 2012 Amended Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE 2012 AMENDED PLAN.

PROPOSAL 6

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2012.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2011 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,574,000 (2010: $2,646,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2011 were $161,000 (2010: $1,071,000). Audit-related fees in 2011 were primarily incurred in respect of debt offerings. Audit-related fees in 2010 were incurred in respect of debt offerings and performing Sarbanes-Oxley Act Section 404 diagnostic work for newly acquired operations.

Tax Fees

There were no tax fees paid to Deloitte LLP for the year ended December 31, 2011 or the year ended December 31, 2010.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2011 or the year ended December 31, 2010.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ended December 31, 2012 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.  Mr. Lauder, who holds 70.2% of the voting power of our shares, has agreed to vote for this proposal. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2012 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2012 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by ●, 2012 in order to be considered for inclusion in proxy materials distributed in connection with the 2013 Annual General Meeting of Shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2013 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by ●, 2012.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $8,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2011 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on ●, 2012. Our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

●, 2012

Exhibit A

PROPOSED AMENDMENT TO THE COMPANY’S BYE-LAWS
TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF CLASS A COMMON STOCK

BYE-LAW 3(1)

The current text of Bye-law 3(1) provides as follows:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 100,000,000 Shares of Class A Common Stock, par value $0.08 per share (“Class A Shares”);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.

If the proposal is adopted, Bye-law 3(1) would provide:

3. (1) The capital of the Company shall be divided into three classes of shares, namely:

(a) 200,000,000 Shares of Class A Common Stock, par value $0.08 per share (‘Class A Shares’);

(b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”); and

(c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share (“Preferred Shares”).

The Class A Shares and the Class B Shares are together referred to as the “Common Shares”.

Exhibit B

J.P.Morgan

April 30, 2012
Special Committee of the Board of Directors
Central European Media Enterprises Ltd.
Mintflower Place, 4th Floor
8 Par-La-Ville Road
Hamilton, HM08
Bermuda

Board of Directors
Central European Media Enterprises Ltd.
Mintflower Place, 4th Floor
8 Par-La-Ville Road
Hamilton, HM08
Bermuda

Members of the Special Committee of the Board of Directors and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Central European Media Enterprises Ltd. (the “Company”) of the Consideration (as defined below) to be paid to the Company in the Equity Subscriptions (as defined below) by Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “TW Purchaser”) and wholly-owned subsidiary of Time Warner Inc. (together with the TW Purchaser, the “TW Group”), and by RSL Capital LLC, a New York limited liability company (the “RSL Purchaser”, and collectively with the TW Purchaser, the “Purchasers”) as a part of the proposed Recapitalisation Transaction (as defined below).  We understand that in connection with the Subscription and Equity Commitment Agreement, to be dated April 30, 2012, by and between the TW Purchaser and the Company (the “Equity Commitment Agreement”), the Subscription Agreement, to be dated April 30, 2012, by and among Ronald S. Lauder, the RSL Purchaser and the Company (the “RSL Subscription Agreement”) and the Term Loan Facilities Credit Agreement, to be dated April 30, 2012, by and among the Company and Time Warner Inc. (the “TW Credit Agreement”) and other related agreements, one or more of the following transactions will or may occur (collectively, the “Recapitalisation Transaction”):

(a)
the RSL Purchaser will purchase (the “RSL Equity Subscription”) 2 million shares of Class A Common Stock of the Company, par value $0.08 per share (“Class A Shares”), and the TW Purchaser will purchase (the “TW Equity Subscription”, and together with the RSL Equity Subscription, the “Equity Subscriptions”) the number of Class A Shares necessary, after giving effect to the RSL Equity Subscription, to increase the TW Purchaser’s economic ownership of the Company on a diluted basis (taking into account the Company’s stock options and warrants) from approximately 33% to 40%, in each case, at a price per share equal to $7.51 (the “Purchase Price” and the “Consideration” in respect of the Equity Subscriptions) (representing the volume-weighted average closing price for the Class A Shares for the 20 trading days immediately preceding the date hereof);

(b)	upon the consummation of the Equity Subscriptions, all shares of Class B Common Stock, par value $0.08 per share (“Class B Shares”), of the Company will convert into Class A Shares on a 1 for 1 basis;

(c)
prior to the consummation of the Equity Subscriptions, the Company will commence a tender offer to purchase up to $130 million of its outstanding Senior Convertible Notes due 2013 (the “2013 Convertible Notes”) and up to $170 million, in the aggregate, of its outstanding Senior Notes due 2016 (the “2016 Senior Notes”) and Senior Floating Rate Notes due 2014 (the “2014 Floating Rate Notes”, and together with the 2013 Convertible Notes and 2016 Senior Notes, the “Tendered Notes”) (the “Debt Tender Offer”);

(d)
the TW Group will provide an unsecured debt facility in an amount up to $300 million (the “Debt Facility”) to the Company under the terms of the TW Credit Agreement to be used to repurchase the Tendered Notes; proceeds borrowed under the Debt Facility which are used to repurchase 2013 Convertible Notes will bear interest at the rate of 3.5% per year, proceeds borrowed under the Debt Facility which are used to repurchase 2016 Senior Notes will bear interest at the rate of 11.625% per year, and proceeds borrowed under the Debt Facility which are used to repurchase 2014 Floating Rate Notes will bear interest at the rate of Euribor plus 1.625% per year, in each case, for the first 180 days following the drawing of the particular tranche under the Debt Facility; if the Debt Facility is not repaid by the end of such 180-day period, the rates of interest on the three tranches of loans outstanding thereunder will rise to (i) 9%, 15% and 12%, respectively, in case the principal then-outstanding under the Debt Facility is equal or less than $50,000,000 or (ii) 15%, 20% and 20%, respectively, in case the principal then-outstanding under the Debt Facility exceeds $50,000,000;

(e)
in connection with the closing of the Debt Tender Offer, the Company will draw down proceeds from the Debt Facility in an amount necessary to fund the repurchase of the Tendered Notes less the proceeds the Company receives in connection with the Equity Subscriptions and, if applicable, from the TW Purchaser’s acquisition of Class A Shares from its exercise of its pre-emptive rights in connection with the Debt-to-Equity Exchanges (as defined below);

(f)
from the date hereof and up until the end of the 180-day period following the first drawdown under the Debt Facility, (i) the Company may seek to effect one or more exchanges of its outstanding Senior Convertible Notes due 2015  with an aggregate face value of up to $125 million for newly issued Class A Shares (each, a “Debt-to-Equity Exchange”) at a notional price per share (the “Debt-to-Equity Exchange Price”) equal to or greater than 95% of the Purchase Price (the “Threshold Equity Price”) and (ii) the TW Purchaser shall exercise its pre-emptive rights to participate in any additional issuance of equity issued as part of the Debt-to-Equity Exchanges and purchase its pro rata share of such Class A Shares on a diluted basis at a price per share equal to the lower of the Purchase Price and the Debt-to-Equity Exchange Price;

(g)
at any time during the 180-day period following the first drawdown under the Debt Facility, (i) the Company may effect one or more sales of newly issued Class A Shares (the proceeds of which will be used to repay amounts drawn under the Debt Facility) in public equity offerings or private placements at a price per share equal to or greater than the Threshold Equity Price and (ii) the TW Purchaser will have the right to purchase its pro rata share of such Class A Shares on a diluted basis at a price per share equal to the lower of the Purchase Price and the price per share obtained in such offering or placement; provided that the proceeds of all such sales shall not exceed the lesser (the “Proceeds Cap”) of (x) $300 million and (y) two times (2.0x) the aggregate principal amounts drawn under the Debt Facility;

(h)
at any time following the first drawdown under the Debt Facility, the Company will be entitled to issue to the TW Purchaser a number of additional Class A Shares necessary to settle the then-outstanding balance under the Debt Facility at a notional price per share equal to the Purchase Price (such right only being exercisable by the Company before the 180th day after the first drawdown under the Debt Facility so long as the proceeds of such issuance would be sufficient to repay in their entirety all amounts outstanding under the Debt Facility); provided that in no event shall any shares be issued to the TW Purchaser pursuant to this clause (h) that would cause the TW Purchaser and its affiliates to become the beneficial owner of more than 49.9% of the outstanding voting securities of the Company (the “Standstill Cap”); provided further that in the event that the number of shares to be issued to the TW Purchaser, when aggregated with the outstanding shares of Class A Shares of any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) that includes the TW Purchaser and any of its affiliates, results in such group being a beneficial owner of more than 49.9% of the outstanding Class A Shares (the “Group Cap”), the Company shall only be entitled to issue such number of Class A Shares such that the Group Cap would not be exceeded and in the event that the number of Class A Shares necessary to settle the then-outstanding balance under the Debt Facility would otherwise cause the Group Cap to be exceeded, then the Company will issue to the TW Purchaser a single Series A Convertible Preferred Share that is, subject to the Standstill Cap, convertible into such number of shares that would otherwise cause the Group Cap to be exceeded, and such Series A Convertible Preferred Share shall only be convertible at such time when the conversion into Class A Shares would not cause such group to exceed the Group Cap;

(i)
in the event that any portion of the Debt Facility remains outstanding after the earlier of (i) the 180th day after the first drawdown under the Debt Facility and (ii) ten business days following the date the Company reaches the Proceeds Cap from sales of Class A Shares effected pursuant to clause (g) above, the TW Purchaser will be entitled to acquire additional Class A Shares, calculated at a notional purchase price per share equal to the Purchase Price and in an amount up to the number of Class A Shares necessary to settle the then-outstanding balance under the Debt Facility as settlement for a corresponding portion (up to 100%) of the outstanding balance of the Debt Facility; provided that in no event shall any shares be issued to the TW Purchaser pursuant to this clause (i) that would cause the TW Purchaser and its affiliates to exceed the Standstill Cap; provided further that the TW Purchaser shall only be entitled to acquire, and the Company shall only be permitted to issue, such number of Class A Shares such that the Group Cap would not be exceeded and in the event that the number of Class A Shares necessary to settle the then-outstanding balance under the Debt Facility would otherwise cause the Group Cap to be exceeded, then the TW Purchaser shall only be entitled to acquire, and the Company shall only be permitted to issue, a single Series A Convertible Preferred Share that is, subject to the Standstill Cap, convertible into such number of shares that would otherwise cause the Group Cap to be exceeded, and such Series A Convertible Preferred Share shall only be convertible at such time when the conversion into Class A Shares would not cause such group to exceed the Group Cap; and

(j)
the Investor Rights Agreement will be amended to (i) prevent the Company (a) from issuing equity securities senior to the Class A Shares, (b) from issuing options exercisable for Class B Shares and (c) from incurring indebtedness or amending terms of existing indebtedness such that any ownership or acquisition of securities in the Company would constitute a breach, default, fundamental change, change of control or similar event; (ii) streamline the process by which the TW Purchaser may propose director nominees under the Company’s Bye-Laws, (iii) designate Ronald S. Lauder as a director nominee on the Company’s proxy statements and proxy cards with respect to future meetings of shareholders, and (iv) add the RSL Purchaser as a party to the Investor Rights Agreement and grant the RSL Purchaser the right to purchase participation shares to maintain its pro rata interest in the Company’s common stock in connection with any public offerings of Class A Shares for cash that the Company may undertake during the period ending 180 days after the first drawdown under the Debt Facility (other than in connection with the Company’s issuances of shares in any Debt-to-Equity Exchanges).

In connection with preparing our opinion, we have (i) reviewed drafts dated April 29, 2012 of (a) the Equity Commitment Agreement, (b) the Letter Agreement, to be dated April 30, 2012, by and between the TW Purchaser to the Company, (c) the First Amendment to the Investor Rights Agreement, to be dated April 30, 2012 (the “First Investor Rights Agreement Amendment”), by and among the Company, Ronald S. Lauder, RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), RSL Investment LLC, a Delaware limited liability company (“RSL Investment LLC”), RSL Investments Corporation, a Delaware corporation (“RSL Investments Corporation”), the RSL Purchaser and the TW Purchaser, (d) the RSL Subscription Agreement, (e) the Registration Rights Agreement, to be dated April 30, 2012, by and among the Company, Ronald S. Lauder and the RSL Purchaser and (f) the TW Credit Agreement (collectively, the “Agreements”); (ii) reviewed, as filed with the U.S. Securities and Exchange Commission (the “SEC”), (a) that certain Investor Rights Agreement, dated as of May 18, 2009 (the “Investor Rights Agreement”), by and among the Company, Ronald S. Lauder, RSL Savannah, RSL Investment LLC, RSL Investments Corporation and the TW Purchaser, (b) that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009, by and among RSL Savannah, the TW Purchaser and the Company (the “Voting Agreement”) and (c) that certain Registration Rights Agreement, dated May 18, 2009, by and between the Company and the TW Purchaser (the “TW Registration Rights Agreement”); (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A Shares and certain publicly traded securities of such other companies; (v) as instructed by the Special Committee of the Board of Directors of the Company (the “Special Committee”), have worked with the management of the Company (“Management”) to analyze certain internal financial analyses and forecasts relating to the Company prepared by Management and certain adjustments and sensitivities to such analyses and forecasts, which adjustments and sensitivities were based on assumptions and projections that Management considered reasonable and which the Special Committee has instructed us to utilize for purposes of our analysis and this opinion; (vi) reviewed such internal financial analyses and forecasts, such adjustments and sensitivities thereto as well as certain publicly available forecasts relating to the Company prepared by broker research analysts and, as instructed by the Special Committee, relied with equal weight upon such internal financial analyses and forecasts, such adjustments and sensitivities and such broker research forecasts for the purposes of our analysis and this opinion, and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of Management with respect to certain aspects of the Equity Subscriptions and other components of the Recapitalisation Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company (including the potential pro forma impact of the Equity Subscriptions on the financial condition and future prospects of the Company) and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.  In particular, we have relied upon the assessment of Management as to the Company’s financing requirements, the potential availability and future terms of alternative debt or equity financing that the Company might pursue in the absence of the Recapitzalition Transaction, the potential effects on the Company and its business of a failure to obtain additional capital in the near term, including the view of Management that, in the absence of a significant capital raising transaction, there is a risk that the Company will experience constraints on its capital and liquidity positions.  We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any of the Purchasers under any applicable laws relating to bankruptcy, insolvency or similar matters.  In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.  We express no view as to such analyses or forecasts or the assumptions on which they were based.  The Company has acknowledged and endorsed the assumptions, forecasts and projections referred to above used by JPMorgan in performing its analysis for the purposes of giving this opinion.  We have also assumed that (i) the Voting Agreement, the TW Registration Rights Agreement and the Investor Rights Agreement are and are contemplated to remain in full force and effect in accordance with their respective terms in the form filed with the SEC, except, in the case of the Investor Rights Agreement, as will be amended by the First Investor Rights Agreement Amendment, and (ii) the Equity Subscriptions, each other component of the Recapitalisation Transaction and the other transactions contemplated by the Agreements will be consummated as described in the Agreements and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to us.  We have also assumed that the respective representations and warranties made by the Company and each of the Purchasers in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreements or the related agreements in any amount material to our analysis.  We are not legal, regulatory or tax experts and have relied on the assessments made by the Company or its advisors with respect to such issues.  You have instructed us in performing our analyses and rendering our opinion to assume that neither the Equity Subscriptions nor any other part of the Recapitalisation Transaction nor the Recapitalisation Transaction, taken as a whole, will (i) constitute, or result in, either (a) a change in control of the Company under applicable law or any constituent document or security of the Company or (b) a material change in governance rights for any of the Purchasers or their affiliates, or (ii) materially enhance the control position of the RSL Purchaser, Ronald S. Lauder and certain of their affiliates (collectively, the “Controlling Shareholder”) or the TW Group.  We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Equity Subscriptions and the Recapitalisation Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Equity Subscriptions or the Recapitalisation Transaction in any respect material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the Company in the proposed Equity Subscriptions and we express no opinion (i) as to the fairness of the Equity Subscriptions to any person or entity, or as to the fairness of any consideration received in connection therewith by or to the holders of any class of securities, creditors or other constituencies of the Company (including, without limitation, each of the Purchasers), (ii) as to the underlying decision by the Company to engage in the Equity Subscriptions or as to the relative merits of the Equity Subscriptions as compared to any alternative business strategies that might have existed for the Company or any other party or the effect of any other transaction in which the Company or any other party might have engaged, (iii) as to any other term, agreement or provision of the Equity Subscriptions or (iv) as to any aspect or term of the Recapitalisation Transaction (other than those aspects of the Equity Subscriptions which are expressly opined upon herein).  Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Equity Subscriptions or the Recapitalisation Transaction, or any class of such persons relative to the Consideration to be received by the Company in the Equity Subscriptions or with respect to the fairness of any such compensation.  We are expressing no opinion herein as to the price at which any security of the Company, including, without limitation, the Class A Shares and Class B Shares, will trade upon issue or at any future time.

We have acted as financial advisor to the Company with respect to the proposed Recapitalisation Transaction and will receive a fee from the Company for our services the first half of which will become payable upon the delivery of this opinion to the Special Committee and the second half of which will become payable upon the closing of the Equity Subscriptions but no later than September 1, 2013.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  Furthermore, in relation to the Recapitalisation Transaction, our affiliates may act as sole global co-ordinator and bookrunner on the equity offering referenced in clause (g) of the Recapitalisation Transaction and dealer manager on the Debt Tender Offer referenced in clause (c) of the Recapitalisation Transaction, for which such affiliates would receive customary compensation or other financial benefits.  During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, the TW Group and the Controlling Shareholder, for which we and such affiliates have received customary compensation.  Such services during such period have included acting as sole global co-ordinator and bookrunner in respect of the offering by CET 21 spol. s r.o. (a wholly-owned subsidiary of the Company) of its Senior Secured Notes due 2017 and acting as joint bookrunner for a company in the TW Group in respect of a $1 billion bond offering in October 2011, a $2 billion bond offering in March 2011 and a $3 billion bond offering in July 2010.  In the ordinary course of our businesses, we and our affiliates may actively trade or hold positions in the debt and equity securities of the Company or the TW Group for our own account or for the accounts of customers.  We, or our affiliates, currently hold a position in the equity securities of the Company and a company in the TW Group and may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the Company in the proposed Equity Subscriptions is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Limited.  This letter is provided to the Special Committee in connection with and for the purposes of its evaluation of the Equity Subscriptions, and, at the request of the Special Committee, to the Board of Directors of the Company.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Equity Subscriptions, the Recapitalisation Transaction or any other matter.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN LIMITED

Exhibit C

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Amended and Restated Stock Incentive Plan (the "Plan") is to induce employees and directors who are not employees of Central European Media Enterprises Ltd. (the "Company"), or its affiliates and its present and future subsidiaries (each a "Subsidiary"), as defined in Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the "Code") to retain their association with the Company and its Subsidiaries, to attract new employees and non-employee directors and to encourage such employees and non-employee directors to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock or stock-based awards (the "Awards") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. Awards granted hereunder are intended to be either (a) Options, (b) Restricted Stock, (c) Restricted Stock Units (as these terms are defined below), or (d) a combination thereof, as determined by the Committee (as defined in Section 5 hereof) at the time of the grant thereof.

2.	Adoption of the Plan

The Plan was originally adopted in 1995 as the Central European Media Enterprises Ltd. 1995 Stock Option Plan, amended several times thereafter, and amended and restated in 2005 and 2009.  The Plan was further amended by resolution of the Board on April 19, 2012 [and approved by a majority of the votes cast by the Company’s shareholders at the Company’s annual general meeting of shareholders on [____], 2012]. Unless the Plan is terminated earlier by the Board as provided herein, no Award shall be granted after June 1, 2015.

3.	Common Shares Subject to Plan

7,500,000 of the authorized but unissued shares of the Class A Common Stock (the "Class A Common Shares") and 250,000 of the authorized but unissued shares of the Class B Common Stock (the "Class B Common Shares", together with the Class A Common Shares, the “Common Shares”), are hereby reserved for issue with respect to the Awards granted under the Plan; provided, however, that the aggregate number of Common Shares that may be issued under the Plan shall not exceed 7,500,000; provided further, however, that the number of Class A Common Shares reserved shall be reduced by the number of Class B Common Shares that are delivered with respect to Awards granted hereunder. To the extent that Common Shares covered by an Award are not delivered because the Award expires, is forfeited, cancelled or otherwise terminated, or are not delivered because the Common Shares are instead used to pay the Company for tax withholding obligations with respect to the Award pursuant to Section 18 hereof, such Common Shares shall be deemed not to have been delivered for purposes of determining the maximum number of Common Shares available under the Plan and shall be included in the amount of shares available for Awards and such shares may be subject to further grants of Awards.

4.	Administration

The Plan shall be administered by the Committee as provided in Section 5 hereof. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award agreements or certificates (which need not be identical), to determine the individuals (each a "Participant") to whom and the times and the prices (if any) at which Awards shall be granted, the period during which each Award shall be exercisable (if applicable) and the vesting schedule therefor (which may vary with each Participant and may be granted on a basis less favorable to the Participant than that provided in Section 11 hereof), the number of Class A Common Shares or of Class B Common Shares to be subject to each Award and to make all other determinations necessary or advisable for the administration of the Plan (including whether any Option shall be an incentive stock option or a non-qualified stock option); provided, however, that Awards of, or relating to, Class B Common Shares shall be granted only to persons eligible to be a holder of Class B Common Shares pursuant to the Company's Bye-laws; and provided further, however, that only the Board shall grant Awards to non-employee directors, other than Awards granted to non-employee directors pursuant to Section 24.B. hereof, and determine the terms thereof. In making such determinations, the Committee or the Board, as the case may be, may take into account the nature of the services rendered by the respective employees and non-employee directors, their present and potential contributions to the success of the Company or any Subsidiary and such other factors as the Committee or the Board in its discretion shall deem relevant. The Committee's or Board's determination on the matters referred to in this Section 4 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Award shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Award shall be final, binding and conclusive.

5.	Committee

The Committee shall mean the Compensation Committee of the Company as constituted by the Board of Directors from time to time and acting in accordance with its duly adopted charter.

6.	Eligibility

An Award may be granted only to an employee of the Company or a Subsidiary. A non-employee director of the Company or a Subsidiary shall be eligible to receive an Award, but only as provided in Sections 4 and 24 hereof.

OPTIONS

7.	Awards of Options

A.
Options (each an “Option”) may be granted alone or in addition to other Awards granted under the Plan and may, in accordance with Section 7.B. hereof, be of two types: “incentive stock options” (within the meaning of Section 422 of the Code) and “non-qualified stock options”. Any Option granted under the Plan shall be in such form as the Committee may from time to time approve.

B.
The Committee shall have the authority to grant any Participant incentive stock options, non-qualified stock options or both types of Options (in each case with or without other Awards).  Incentive stock options may be granted only to employees of the Company and its Subsidiaries. To the extent that any Option is not designated as an incentive stock option or, even if so designated, does not qualify as an incentive stock option, it shall constitute a non-qualified stock option.  Incentive stock options may be granted only within 10 years from the date the Plan is originally adopted, or the date the Plan is approved by the Company’s shareholders, whichever is earlier.

C.
Options shall be evidenced by option agreements in a form approved by the Committee. An option agreement shall indicate on its face whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option. The grant date of an Option shall be the date the Committee determines to be the grant date; provided, that the grant complies in all respects with the pricing requirements in Section 8.

D.
Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to incentive stock options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any incentive stock option under Section 422 of the Code.

8.	Option Exercise Prices

A.
The initial per share option price of an Option which is an incentive stock option shall be the price determined by the Committee, but not less than the fair market value of a Class A Common Share or Class B Common Share on the date of grant; provided, however, that, in the case of a Participant who owns, or is deemed to own, Common Shares representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, determined pursuant to rules applicable to Section 422(b)(6) of the Code (a “Ten-Percent Holder”), at the time an Option which is an incentive stock option is granted to him, the initial per share option price shall not be less than 110% of the fair market value of a Class A Common Share or Class B Common Share on the date of grant.

B.
The initial per share option price of any Option which is a non-qualified stock option granted to an employee shall be the price determined by the Committee, but not less than the fair market value of a Class A Common Share or Class B Common Share on the date of grant. The Committee may provide that the option price per share will increase to reflect the cost of the capital or any other objective measure or may set the initial exercise price at an amount in excess of the fair market value at the time of grant. The per share option price of any Option granted to a non-employee director pursuant to Section 24.A. shall be determined in the same manner as the per share option price for options granted to employees, and the per share option price of an Option granted to a non-employee director pursuant to Section 24.B. shall be determined as provided in Section 24.B.

C.
For all purposes of the Plan, the fair market value of a Class A Common Share or a Class B Common Share on any date shall be equal to (i) if, on such day, the Class A Common Shares shall be traded on a national securities exchange, the closing sales price of a Class A Common Share as published by such national securities exchange or if there is no sale of the Class A Common Shares on such date, the average of the bid and asked price on such exchange at the close of trading on such date, or (ii) if the Class A Common Shares are not listed on a national securities exchange on such date, and are traded on a national securities market, the average of the bid and asked price in the over-the-counter market at the close of trading on such date, or (iii) if the provisions of clause (i) and clause (ii) shall not be applicable, such amount as shall be determined in good faith by the Board; provided, that the exercise price shall not be less than the par value of a share of Common Stock.

9.	Option Term

Participants shall be granted Options for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof; provided, however, that, in the case of an incentive stock option granted to a Ten-Percent Holder, the term with respect to such Option shall not be in excess of five years from the date of the granting thereof. The Committee may provide that the length of the term of an Option will vary with the length of the period over which the Option first becomes exercisable.

10.	Limitations on Amount of Incentive Stock Options Granted

The aggregate fair market value of the Class A Common Shares or the Class B Common Shares for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000; provided that such grant be made on or before August 2, 2005.

11.	Exercise of Options

A.
Each Option shall be exercisable and the total number of shares subject thereto shall be purchasable in installments, which need not be equal, as specified in the Option. Except as otherwise determined by the Committee, the first installment shall not become exercisable during the period commencing on the date of the granting of such Option and ending on the day next preceding the first anniversary of such date. An installment once exercisable shall remain exercisable until the Option expires or is terminated.

B.	Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

C.
An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of Class A Common Shares or Class B Common Shares and payment to the Company of the amount of the option price for the number of Class A Common Shares or the Class B Common Shares so specified; provided, however, that all or any portion of such payment may be made in kind by the delivery of Class A Common Shares or Class B Common Shares, as the case may be, having a fair market value equal to the portion of the option price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the United States Securities Exchange Act of 1934, as amended, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all of any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Participant, all or any portion of the Class A Common Shares or Class B Common Shares issuable upon such exercise; provided, further, however, that any such exercise shall not violate Section 402 of the United States Sarbanes-Oxley Act of 2002.

D.	Notwithstanding the terms of this Section 11, the Board may, in its discretion, permit any Option to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable.

12.	Transferability

No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him may be exercised only by him; provided, however that the Board or Committee may provide that a Participant may transfer a non-qualified stock option for no consideration to any Family Member of such Participant.  For this purpose, “Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any trust or foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

13.	Restricted Stock and Restricted Stock Units

A.
The Committee may make (1) Awards of Class A Common Shares (without any intervening Options) (“Restricted Stock”) or (2) Awards of units valued in US dollars by reference to Class A Common Shares or otherwise based on Class A Common Shares (“Restricted Stock Units”), in each case with such vesting, restrictions, forfeiture provisions, performance requirements, contingencies and other terms as provided herein or as the Committee shall determine.

B.
The Committee shall have the authority to grant any Participant Restricted Stock or Restricted Stock Units or both Restricted Stock and Restricted Stock Units (in each case with or without other Awards).  The grant date of Restricted Stock or Restricted Stock Units shall be the date the Committee determines.

14.	Time-Based Awards and Performance-Based Awards

A.
Awards under Section 13 may be issued to vest in one or more installments over the Participant’s period of employment or other service to the Company (“Time-Based Awards”), or the Committee may make Awards that entitle the Participant to receive a specified number of vested Class A Common Shares (or the equivalent in cash at the discretion of the Committee) upon the attainment of one or more performance goals or service requirements established by the Committee (“Performance-Based Awards”).

B.
The vesting schedule for any Time-Based Awards and the term for performance for any Performance-Based Awards shall be set by the Committee at the time of grant and shall not exceed ten years (the “Restricted Period”).  The Committee, in its discretion, may structure such vesting schedule or term for performance so that it constitutes a “substantial risk of forfeiture” within the meaning of Section 409A of the Code, such that an Award and payment thereunder can constitute a "short-term deferral" within the meaning of Section 409A of the Code, or the Committee may choose other terms and conditions for the Award such that the Award will not constitute a short-term deferral under Section 409A of the Code.

C.
The performance criteria shall be determined by the Committee, in its discretion, and shall be used as a basis for payment with respect to an Award. Such criteria may include, but not be limited to, (i) attainment of or growth in a specified level of earnings per share, (ii) Common Shares price appreciation, (iii) attainment of or growth in a specified level of net income or net operating income, (iv) operating income before depreciation and amortization, (v) revenues, (vi) audience or market share, (vii) cost reduction goals, (viii) return on equity, (ix) operating cash flow, (x) return on assets, (xi) the completion of certain corporate transactions or other strategic objectives, or (xii) a combination or variation of the foregoing, including total shareholder return.

D.	An Award under Section 13 may be issued in exchange for any consideration which the Committee may deem appropriate in each individual instance, including, without limitation:

(i)	cash or cash equivalents;

(ii)
services to be rendered to the Company or any Subsidiary (provided that, in such case, the par value of the stock subject to such Award shall be paid in cash or cash equivalents, unless the Committee provides otherwise).

E.
The Committee shall determine at the time of the grant of an Award of Restricted Stock Units whether the Award shall be paid in Class A Common Shares or in cash (based on the fair market value of such Restricted Stock Unit as determined by reference to the fair market value of a Class A Common Share on the date the Restricted Stock Unit has vested).

15.	Restrictions on Awards, Exercise

A.
Participants who receive Awards of Restricted Stock shall deliver to the Company a restricted stock agreement in a form approved by the Committee. Restricted Stock Units shall be evidenced by a restricted stock unit agreement in a form approved by the Committee. Such forms need not be identical for all Participants.

B.
Shares representing an Award of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award).  Shares underlying an Award of Restricted Stock Units shall be evidenced in such manner as the Committee may deem appropriate.

C.
The Committee may require that any certificates in respect of an Award of Restricted Stock be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a share transfer form, endorsed in blank, relating to the Common Stock covered by such Award that will permit the transfer to the Company of any or all shares of Restricted Stock that shall be forfeited by means of repurchase in accordance with the corresponding restricted stock agreement or shall not become vested in accordance with the Plan.

D.
A Participant who receives an Award of Restricted Stock shall on receipt of such Award be a shareholder of the Company with respect to all shares of Restricted Stock and be entitled to vote such shares, to receive all cash dividends made in respect of such shares and to exercise all other rights in respect of such Restricted Stock except that during the Restricted Period:

(i)
for any certificates for which the Committee requires that the Company retain custody, a Participant will not be entitled to delivery of the stock certificate or other evidence of such Restricted Stock before the end of such Restricted Period and unless all other vesting requirements shall have been satisfied;

(ii)
other than cash dividends, the Company will not issue any such distributions (“Retained Distributions”) made or declared with respect to such Restricted Stock until such time as the shares of Restricted Stock in respect of which such Retained Distributions shall have been made or declared shall have become vested (and such Retained Distributions shall be subject to the same restrictions and other terms and conditions as are applicable to the shares of Restricted Stock underlying such Restricted Distributions);

(iii)
a Participant who receives an Award of Restricted Stock shall not sell, assign, exchange, transfer, pledge, charge, hypothecate or otherwise dispose of or encumber any of the shares of Restricted Stock before the end of the Restricted Period and unless all other vesting requirements have been satisfied; and

(iv)
any breach of any restrictions or other terms or conditions of such Award  of any Restricted Stock or any Retained Distributions in respect thereof will result in such Restricted Stock or Retained Distributions being forfeited by means of repurchase in accordance with the corresponding restricted stock agreement.

E.
A Participant who receives an Award of Restricted Stock Units shall not be a shareholder on receipt of such Award and such a Participant shall not be considered an owner of any Common Shares by virtue of such Award.  During the Restricted Period and until all vesting requirements have been satisfied, a Participant who receives Restricted Stock Units shall not sell, assign, exchange, transfer, pledge, charge hypothecate or otherwise dispose of or encumber any Restricted Stock Units; and any breach of any restrictions or other terms or conditions of such Award of any Restricted Stock Units will result in such Restricted Stock Units being forfeited.

F.
Each Restricted Stock Unit shall be exercised on such date as specified in the restricted stock agreement and the total number of shares subject thereto or cash consideration to be received in respect thereof shall be receivable in a fixed scheme of installments, which need not be equal, as specified in the restricted stock unit agreement. In addition, except as otherwise specified in the restricted stock agreement, the first installment shall not be exercised during the period commencing on the date of the granting of such Restricted Stock Unit and ending on the day preceding the first anniversary of such grant date.

GENERAL PROVISIONS

16.	Termination of Employment or Service

In the event a Participant leaves the employ of the Company and the Subsidiaries, or the services or the contract of a non-employee consultant to the Company or a Subsidiary previously granted Awards of Options hereunder is terminated or a Participant ceases to serve as a non-employee director (a "Termination"), such Award may thereafter be exercised only as hereinafter provided:

(a)
If Termination occurs by reason of (i) disability, (ii) death or (iii) retirement at or after age 65, each Option theretofore granted to him which shall not have theretofore expired or otherwise been cancelled shall become fully vested and shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of one (1) year after the date of such Termination and the date of termination specified in such Options;

(b)
If Termination occurs by reason of (i) termination by the Company or a Subsidiary other than for Cause or (ii) the Participant's voluntary termination, each Option theretofore granted to him that is fully vested which shall not have theretofore expired or otherwise have been cancelled shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of ninety (90) days after the date of Termination and the date of termination specified in such Award; and

(c)
If Termination occurs by reason of termination by the Company for Cause, each Option theretofore granted to him which shall not have theretofore expired or otherwise been cancelled shall immediately terminate.

Notwithstanding the foregoing, the Committee may amend the period following Termination during which an Option may be exercised.

In the event of a Termination of a Participant who has received an Award of Restricted Stock or Restricted Stock Units, the vesting and exercise of such Awards, as applicable, shall be governed by the corresponding agreement in respect of such Awards.

"Cause" shall mean (i) the commission by a Participant of any act or omission that would constitute a felony under United States federal, state or equivalent foreign law, or an indictable offense under Bermuda law, (ii) a Participant's gross negligence, recklessness, dishonesty, fraud, disclosure of trade secrets or confidential information, willful malfeasance or willful misconduct in the performance of services to the Company or its Subsidiaries, (iii) willful misrepresentation to shareholders or directors which is injurious to the Company; (iv) a willful failure without reasonable justification to comply with reasonable directions of a Participant's supervisor; or (v) a willful and material breach of a Participant's duties or obligations under any agreement with the Company or a Subsidiary.

17.	Adjustment of Number of Shares

A.
Changes in Capitalization. In the event there is any change with respect to the outstanding Class A Common Shares by reason of any share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders of Class A Common Shares other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the Common Shares (other than a transaction described in Section 17.B), then (i) the number and type of Common Shares or other rights or securities available for issuance under the Plan  (including in Section 24.B or such other rights or securities issuable in the event the Company is not the surviving entity in such reorganization, amalgamation, merger or consolidation), (ii) the number, class or price per share of any outstanding Awards, or (iii) any other affected term of any Award, shall be equitably adjusted by the Committee.

B.
Change of Control.  Notwithstanding any other provision of this Plan, in connection with a Change of Control Trigger Event (as defined below), all Awards shall become vested and immediately exercisable or all forfeiture or transfer restrictions shall lapse following such Change of Control Trigger Event unless the Committee (i) determines that on such Change of Control Trigger Event, each Award outstanding hereunder shall terminate within a specified number of days after notice to the holder and such holder shall receive fair value for such Award; or (ii) provides for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan. The Committee shall not be obligated to take the same action in respect of each Award.

For purposes of the Plan, a “Change of Control Trigger Event” shall be deemed to have occurred upon:

(i)
the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the U.S. Exchange Act of 1934, as amended) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors;

(ii)
the occurrence of an event the result of which is that any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (excluding such ownership by a Permitted Holder);

(iii)
a change in the composition of the Board in any two-year period, such that a majority of the members of the Board of Directors are not (a) persons who were directors at the beginning of such period or (b) persons who are elected, or nominated for election, to the Board of Directors by an affirmative vote of the majority of the such directors (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board of Directors);

(iv)
the sale or other disposition (in one transaction or a series of transactions) of substantially all of the assets of the Company and its subsidiaries to an unaffiliated third party or the liquidation or dissolution of the Company; or

(v)	the termination of service (other than for Cause) of a Participant within twelve months of any of the foregoing having occurred;

provided, that for any Award that is subject to Section 409A of the Code, a Change of Control Trigger Event shall only be deemed to have occurred if such change constitutes a “change of control” within the meaning of Section 409A of the Code or as otherwise provided in an Award agreement.

For purposes of the Plan, “Permitted Holders” means (a) RSL Investments Corporation, RAJ Family Partners, L.P.  and each beneficial owner of the Class B Common Shares of the Company held by RSL Investments Corporation and RAJ Family Partners L.P.; (b) family members of any beneficial owner described in clause (a) above; (c) trusts, the only beneficiaries of which are persons or entities described in clauses (a) and (b) above; (d) the partners, shareholders or members of any entity described in clause (a) above that is a partnership, corporation or limited liability company; and (e) partnerships, corporations, or limited liability companies which are controlled by the persons or entities described in clauses (a) or (b) above.

C.	No adjustment or substitution provided for in this Section 17 shall require the Company to sell or issue a fractional share under any agreement or certificate.

D.	This Section 17 shall apply, mutatis mutandis, with respect to Class B Common Shares.

18.	Purchase for Investment, Withholding and Waivers

Unless the shares to be issued in connection with an Award to a Participant shall be registered prior to the issuance thereof under the United States Securities Act of 1933, as amended, such Participant shall, as a condition of the Company's obligation to issue such shares, be required to give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof. In the event of the death of a Participant, the delivery to the Company of tax waivers and other documents may be required by the Committee. In connection with any Award, a Participant will enter into such arrangements with the Company with respect to all federal, state, local and foreign withholding tax requirements as the Committee may determine or the Company may require. The Committee may, to the extent permitted by law, deduct any such withholding tax obligations from any payment of any kind otherwise due to the Participant with respect to an Award.  In the event that such withholding tax obligations is made by deducting shares of Class A Common Shares or Class B Common Shares, such Common Shares shall be valued at the fair market value of the Class A Common Shares or the Class B Common Shares, as the case may be, on the applicable date and determined in accordance with Section 8.C. hereof, and shall not exceed in amount the minimum statutory tax withholding obligation.

19.	No Shareholder Status

Except as provided in Section 15.D., neither any Participant nor his legal representatives, heirs, executors or assigns shall be or be deemed to be the holder of any Class A Common Share or Class B Common Share covered by an Award unless and until a certificate for such share has been issued and delivered in accordance with the Plan. Upon payment of the purchase price thereof (if any), a share issued in connection with any Award shall be fully paid and non-assessable.

20.	No Restrictions on Corporate Acts

Neither the existence of the Plan nor any Award shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any amalgamations, merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Class A Common Shares or Class B Common Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

21.	No Employment Right or Right to Continued Service

Neither the existence of the Plan nor the grant of any Award shall require the Company or any Subsidiary to continue any Participant in the employ of the Company or such Subsidiary, as a non-employee consultant to the Company or a Subsidiary or as a director of the Company.

22.	Amendment and Termination of the Plan

The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not without further approval of the holders of a majority of the Common Shares voting as a single class as provided in the Company's Bye-Laws present in person or by proxy at any special or annual meeting of the shareholders, increase the number of shares as to which Awards may be granted under the Plan (as adjusted in accordance with the provisions of Section 17 hereof), or change the manner of determining the option prices, or extend the period during which an Award may be granted or exercised or otherwise amend the Plan in contravention of any applicable law, rules or regulations, including the rules of any national securities exchange or market on which the Common Shares of the Company may be listed.

Except as otherwise provided in Section 17 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

23.	Expiration and Termination of the Plan

The Plan shall terminate on the business day preceding the tenth anniversary of June 2, 2005 or at such earlier time as the Board may determine. Awards may be granted under the Plan at any time and from time to time prior to its termination. Any Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Award shall have been exercised or shall have expired in accordance with its terms.

24.           Options for Non-employee Directors

A.
In addition to any Award granted pursuant to Section 4, a non-employee director shall be eligible to receive an annual Award. Except as otherwise provided in this Section 24, any Award granted to a non-employee director shall be subject to all of the terms and conditions of the Plan.

B.	(1)
Each non-employee director who shall have served as a non-employee director since the immediately preceding annual meeting and any other non-employee director as determined by a vote of a majority of the members of the Board (excluding any such other non-employee director) shall be granted non-qualified stock options, Restricted Stock or Restricted Stock Units (or any combination thereof). The Compensation Committee shall have the discretion to determine the amount and form of the Awards. The determination of the Compensation Committee shall be final.

(2)
The initial per share option price of each Option granted to a non-employee director pursuant to this Section 24.B. shall be equal to the fair market value of a Class A Common Share on the date the Option is granted, or 105% of the fair market value of a Class B Common Share on the date the Option is granted. Notwithstanding the preceding sentence, the Committee may provide that the Option price per share will increase to reflect the cost of capital or any other objective measure or may set the initial exercise price at an amount in excess of the fair market value at the time of grant.

(3)
The term of each Option granted to a non-employee director pursuant to this Section 24.B. shall be for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof. The Board shall determine by a majority vote the number of installments in which an Option granted pursuant to this Section 24 shall be exercisable; provided, that the first installment shall not become exercisable during the period commencing on the date of the granting of such Option and ending on the day immediately preceding the first anniversary of such date. An installment once exercisable shall remain exercisable until such Option expires or is terminated.

(4)
Subject to the provisions (including any applicable solvency test) of the Companies Act 1981, all or any portion of the payment required upon the exercise of an Option granted to a non-employee director may be made in kind by the delivery of Class A Common Shares or Class B Common Shares, as the case may be, having a fair market value on the date the Option is exercised equal to the portion of the option price so paid.

C.
The provisions of this Section 24 may not be amended except by the vote of a majority of the members of the Board and by the vote of a majority of the members of the Board who are non-employee directors.

25.	Section 409A

The Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and U.S. Treasury guidance promulgated thereunder. If the Company determines in good faith that any provision of the Plan would cause a Participant to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the Participant will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding other provisions of the Plan or any Award agreement thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would reasonably be expected to result in the imposition of an additional tax on a Participant under Section 409A of the Code without the consent of such Participant.

26.	Miscellaneous

A.	Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

B.
Unless otherwise determined by the Committee, any withholding obligations may be settled with Common Shares, including Common Shares that are part of the award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Common Shares.

C.	The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

D.
Any amounts owed to the Company or a Subsidiary by the Participant of whatever nature may be offset by the Company from the value of any Common Shares, cash or other thing of value under this Plan or an agreement or certificate to be transferred to the Participant, and no Common Shares, cash or other thing of value under this Plan or an agreement or certificate shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company or a Subsidiary in respect thereof.

E.
To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the awards in jurisdictions outside the United States of America, the Committee may in its discretion modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions.

F.	The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

G.
If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

H.
This Plan shall inure to the benefit of and be binding on each successor and assign of the Company.  All obligations imposed on a Participant, and all rights granted to the Company hereunder, shall be binding on the Participant’s heirs, legal representatives, successors and assigns.

I.
This Plan and each agreement or certificate granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between this Plan and such agreement or certificate, the terms and conditions of the Plan shall prevail.

J.
None of the Company, any Subsidiary or the Committee shall have any duty or obligation to disclose affirmatively in any manner to a registered or beneficial holder of Common Shares or an Option or other Award, and such holder shall have no right to be advised of, any material non-public information regarding the Company or any Subsidiary at any time prior to, upon or in connection with, the receipt or exercise of an Option or other Award.

27.	Governing Law

The Plan and all Awards, agreements and actions hereunder shall be governed by the laws of Bermuda.

*   *   *   *   *

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS _ ___, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Louise Park, Guy Cooper and Alan Farrell, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on February 27, 2012 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, on __, 2012, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the thirteen named individuals as directors, (ii) FOR the amendment of the Company's Bye-laws and the condition of its Memorandum, (iii) FOR the approval of the issuance and sale of shares of Class A Common Stock to Time Warner Media Holdings B.V. and RSL Capital LLC; (iv) FOR the approval of the employee stock option exchange program, (v) FOR of the adoption of amendments to the Company's Amended and Restated Stock Incentive Plan, and (vi) FOR the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2012 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

■	14475 ■

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

__, 2012

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 21330033330000000000 9

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4, 5 AND 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

							For	Against	Abstain
1.		ELECTION OF DIRECTORS: The election of thirteen directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:			2.
The amendment of the Company's Bye-laws and the condition of its Memorandum to increase the authorized share capital of the Company from $9.6 million to $17.6 million by increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 200,000,000 shares.

							☐	☐	☐
NOMINEES:
	☐	FOR ALL NOMINEES	☐	RONALD S. LAUDER
			☐	HERBERT A. GRANATH
			☐	PAUL T. CAPPUCCIO	3.	Approval of the issuance and sale of shares of Class A Common Stock to Time Warner Media Holdings B.V. and RSL Capital LLC.	☐	☐	☐
	☐	WITHHOLD AUTHORITY	☐	MICHAEL DEL NIN
		FOR ALL NOMINEES	☐	CHARLES R. FRANK, JR.
			☐	ALFRED W. LANGER
	☐	FOR ALL EXCEPT	☐	FRED LANGHAMMER	4.	Approval of an employee stock option exchange program.	☐	☐	☐
		(See instructions below)	☐	BRUCE MAGGIN
			☐	PARM SANDHU
			☐	ADRIAN SARBU	5.	Adoption of amendments to the Company's Amended and Restated Stock Incentive Plan.	☐	☐	☐
			☐	DUCO SICKINGHE
			☐	KELLI TURNER
			☐	ERIC ZINTERHOFER	6.
The appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2012 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.
							☐	☐	☐

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on __, 2012 and the Proxy Statement dated __, 2012, prior to the signing of this proxy.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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